Exhibit 2.1

EXECUTION

ASSET PURCHASE AGREEMENT

by and among

BLUCORA, INC.,

INFOSPACE LLC,

OPENMAIL LLC,

and

INFOSPACE HOLDINGS LLC

July 1, 2016

TABLE OF CONTENTS

ARTICLE 1	PURCHASE AND SALE OF ASSETS	4
1.01	Purchased Assets	4
1.02	Excluded Assets	5
1.03	Assumed Liabilities	7
1.04	Excluded Liabilities	7
1.05	Purchase Price	7
1.06	Net Working Capital	7
1.07	Dispute Resolution Procedures	9
1.08	Withholding	9

ARTICLE 2	CLOSING	10
2.01	Conditions to the Purchaser’s Obligations	10
2.02	Conditions to the Sellers’ Obligations	12
2.03	The Closing	13

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	14
3.01	Organization and Power	14
3.02	Subsidiaries	14
3.03	Governing Documents; Powers of Attorney	14
3.04	Authorization; No Breach; Valid and Binding Agreement	14
3.05	Governmental Consents	15
3.06	Financial Statements	15
3.07	Financial Reporting	15
3.08	Absence of Certain Developments	16
3.09	Undisclosed Liabilities	17
3.10	Title to Assets and Properties	17
3.11	Condition of Tangible Personal Property; Sufficiency of Assets	18
3.12	Tax Matters	18
3.13	Contracts and Commitments	21
3.14	Intellectual Property	23
3.15	Litigation	28
3.16	Employee Benefit Plans	28
3.17	Labor and Employment	29
3.18	Compliance with Laws	30
3.19	Environmental Matters	30
3.20	Brokerage	30
3.21	Customers and Vendors	31
3.22	Accounts Receivable	31
3.23	Product or Service Warranties	31
3.24	Insurance	31
3.25	Permits	32
3.26	Solvency	32
3.27	No Other Representations or Warranties	32

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF THE PARENT	32
4.01	Organization and Power	32
4.02	Authorization; No Breach; Valid and Binding Agreement	32
4.03	Governmental Consents	33
4.04	Litigation	33
4.05	Brokerage	33
4.06	No Other Representations or Warranties	34

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	34
5.01	Organization and Power	34
5.02	Authorization; No Breach; Valid and Binding Agreement	34
5.03	Governmental Consents	35
5.04	Litigation	35
5.05	Brokerage	35
5.06	No Other Representations or Warranties	35
5.07	Equity Commitment Letter; Sufficiency of Funds	35
5.08	Solvency	36
5.09	Exclusive Reliance on Representations and Warranties	36

ARTICLE 6	PRE-CLOSING COVENANTS	36
6.01	Conduct of the Business	36
6.02	Pre-Closing Access to Books and Records	38
6.03	Notification	38
6.04	Disclosure Schedule; Updates	38
6.05	Third Party Consents	39
6.06	Reasonable Best Efforts	39
6.07	Pre-Closing Confidentiality	39
6.08	Exclusivity	39
6.09	Elimination of Intercompany Arrangements	40

ARTICLE 7	OTHER AGREEMENTS	40
7.01	Employee Matters	40
7.02	Post-Closing Access to Books and Records	42
7.03	Confidentiality	42
7.04	Tax Matters	42
7.05	Purchase Price Allocation	44
7.06	Straddle Period	44
7.07	Non-Assignable Contracts	45
7.08	Business Name	45
7.09	Further Assurances	45
7.10	Press Releases and Communications	46
7.11	Restrictive Covenants	46
7.12	Post-Closing Reconciliations	47
7.13	Specified Accounts Receivable	48

ARTICLE 8	TERMINATION	48
8.01	Termination	48
8.02	Effect of Termination	49

ARTICLE 9	INDEMNIFICATION	49
9.01	General	49
9.02	Indemnification Obligations of the Sellers	49
9.03	Indemnification Obligations of the Purchaser	50
9.04	Survival	50
9.05	Limitations; Determinations of Losses	51
9.06	Notice and Determination of Claims	52
9.07	Third Party Claims	52
9.08	Exclusive Remedy	54
9.09	Adjustments to Purchase Price	54

ARTICLE 10	DEFINITIONS	54
10.01	Definitions	54
10.02	Other Definitional Provisions	65

ARTICLE 11	MISCELLANEOUS	65
11.01	Expenses	65
11.02	Notices	65
11.03	Assignment	66
11.04	Purchaser Parent Responsibilities	67
11.05	Severability	68
11.06	References	68
11.07	Construction	68
11.08	Amendment and Waiver	69
11.09	Complete Agreement	69
11.10	Third-Party Beneficiaries	69
11.11	Waiver of Trial by Jury	69
11.12	Purchaser Deliveries	70
11.13	Electronic Delivery	70
11.14	Counterparts	70
11.15	Governing Law	70
11.16	Consent to Jurisdiction	70
11.17	Specific Performance	71

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 1, 2016, is made by and among Blucora, Inc., a Delaware corporation (the “Parent”), Infospace LLC, a Delaware limited liability company and wholly owned subsidiary of the Parent (the “Company” and together with the Parent, the “Sellers”), InfoSpace Holdings LLC, a Delaware limited liability company (the “Purchaser”), and, solely with respect to Section 11.04 hereof, OpenMail LLC, a Delaware limited liability company (the “Purchaser Parent”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 10 below.

WHEREAS, the Company is engaged in the Business;

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Purchaser desires to acquire from the Company, and the Company desires to sell to the Purchaser, substantially all of the assets and certain specified Liabilities of the Company;

WHEREAS, as a material inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Company has agreed to enter into the Transition Services Agreement (as defined herein);

WHEREAS, as a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser Parent has agreed to become a party to this Agreement for the limited purpose of guaranteeing the Purchaser’s obligations under this Agreement pursuant to Section 11.04 hereof; and

WHEREAS, the respective boards of directors or governing bodies of the Purchaser and the Company have approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

PURCHASE AND SALE OF ASSETS

1.01 Purchased Assets. Subject to Section 1.02, at the Closing, in reliance upon the representations and warranties contained herein, and subject to the terms and conditions hereof, the Purchaser will purchase and acquire from the Company, and the Company will sell, transfer, assign, convey and deliver to the Purchaser, free and clear of all Encumbrances (except Permitted Liens), all of the right, title and interest of the Company in the Purchased Assets. Subject to Section 1.02 hereof, the term “Purchased Assets” means all right, title and interest of the Company in and to any and all assets and properties owned, used in, or held for use by the Company as of immediately prior to the Closing other than the Excluded Assets. The Purchased Assets include, without limitation, the following:

(a) all items of tangible personal property (including without limitation personal property, equipment, computer and communications equipment, the tangible property included in the Assigned IT Assets, furniture and supplies) owned by the Company (the “Tangible Personal Property”);

(b) other than the Current Sublease and the Employee Contracts, all properties, assets and rights under all Contracts to which the Company is a party, including such Contracts set forth on Schedule 1.01(b) (the “Assigned Contracts”);

(c) all rights of the Company in or to prepaid expenses, advance payments and security deposits related to the Assigned Contracts;

(d) all Current Assets of the Company;

(e) except as set forth in Section 1.02(c), all books and records that relate to the Company, including without limitation, files, accounts, reports or summaries, business plans and studies, payroll and personnel records (subject to applicable Law), financial, accounting, tax and operating data and records; provided, however, that notwithstanding the foregoing, (i) the Company may retain copies of any such files and records transferred to the Purchaser as may be required in accordance with applicable Law and (ii) the Company, prior to the transfer of such files and records, may remove or otherwise redact non-public confidential information that does not relate to the Business;

(f) to the extent transferable or assignable, all Permits held by the Company;

(g) all rights in and to claims (including for indemnification) and litigation (and in each case benefits to the extent they arise therefrom) that relate to the Purchased Assets or the Assumed Liabilities;

(h) all Business IP and that portion of the Company’s goodwill related thereto including, without limitation, the Business IP set forth on Schedule 1.01(h); and

(i) all other tangible and intangible assets (including goodwill), properties and rights of every kind and nature owned, used in or held for use by the Company other than the Excluded Assets described in Section 1.02.

1.02 Excluded Assets. Notwithstanding anything to the contrary in Section 1.01 above, the Company shall not transfer to the Purchaser, and the Purchased Assets shall not include the following (the “Excluded Assets”):

(a) any Cash of the Company as of the Closing Date;

(b) any bank accounts of the Company, checkbooks and cancelled checks;

(c) any corporate accounting journals and corporate books of account which comprise the Company’s accounting or tax records, the Company’s Tax Returns, the Company’s corporate documents, including organizational documents, seal, minute books, stock record books and other similar documents relating to the organization, maintenance and existence of the Company or any of its Affiliates;

(d) the Contracts of the Company set forth on Schedule 1.02(d), and all properties, assets and rights under such Contracts;

(e) the Current Sublease, the Employee Contracts and the Contracts of the Company set forth on Schedule 1.02(e), and all rights under such Contracts;

(f) any rights of the Company in or to prepaid expenses, advance payments, security deposits, prepaid assets and notes receivable arising with respect to Excluded Assets or Excluded Liabilities;

(g) any rights of the Company to refunds of Taxes paid for Pre-Closing Tax Periods and all deposits of the Company with the Internal Revenue Service, including, without limitation, tax deposits, prepayments and estimated payments;

(h) all Permits held by the Company that are not transferable or assignable;

(i) any rights in and to claims (including for indemnification) and litigation (and in each case benefits to the extent they arise therefrom) only to the extent relating to Excluded Liabilities (as herein defined) or Excluded Assets;

(j) any rights of indemnification, rights of subrogation, claims and causes of action set forth on Schedule 1.02(j);

(k) any insurance policies of the Company and rights with respect to insurance policies which cover the Company and its Affiliates, all coverages and proceeds thereunder and rights in connection therewith, all books and records with respect to such insurance policies and insurance coverage, all rights arising from any refunds due with respect to insurance premium payments to the extent they relate to insurance policies which constitute Excluded Assets and all rights of the Company for pre-paid insurance premiums for any Company policies cancelled as of the Closing;

(l) any Employee Plans and Contracts relating thereto in which employees of the Company participate and all rights in connection with and other assets directly attributable thereto (collectively, the “Employee Contracts”);

(m) any of the Company’s rights under this Agreement, any Ancillary Document and any other agreement or instrument delivered by the Company in connection with the transactions contemplated by this Agreement;

(n) all records and documents of the Company to the extent relating to the Excluded Assets or the Excluded Liabilities, including without limitation any books and records and communications covered by the attorney-client privilege, the work product doctrine, or any other judicially recognized privilege, protection or immunity from disclosure, it being expressly understood and agreed that the Company does not intend to waive any such privilege, protection or immunity but rather intend to preserve all such privileges, protections and/or immunities; and

(o) the assets listed on Schedule 1.02(o).

1.03 Assumed Liabilities. Subject to Section 1.04 and upon the terms and subject to the conditions set forth herein, at the Closing, the Purchaser shall assume and agree to pay when due, perform and discharge in accordance with the terms thereof, the following: (i) Liabilities of the Company under the Assigned Contracts to the extent accruing, arising out of, or relating to periods, events or occurrences happening after the Closing Date under the Assigned Contracts (but not including, for the avoidance of doubt, any Liability for default under any Contract, event or occurrence occurring on or prior to the Closing Date) and (ii) Current Liabilities of the Company that were taken into account in computing Net Working Capital pursuant to Section 1.06(a) hereof (collectively, the “Assumed Liabilities”).

1.04 Excluded Liabilities. The Purchaser shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of the Company other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). The Excluded Liabilities include, without limitation:

(a) any Liabilities relating to or arising out of the Excluded Assets;

(b) any Excluded Employee Liabilities;

(c) any Liabilities of the Company with respect to Transaction Expenses or Indebtedness;

(d) any Liabilities or obligations for Taxes relating to the Company, the Business or the Purchased Assets for any Pre-Closing Tax Periods;

(e) any Liabilities set forth on Schedule 1.04(d); and

(f) any other Liabilities of the Company which are not Assumed Liabilities.

1.05 Purchase Price.

(a) In consideration for the Purchased Assets and the assumption of the Assumed Liabilities, at the Closing, the Purchaser shall pay to the Company an aggregate purchase price equal to $45,000,000 (the “Base Amount”), which amount shall be adjusted as provided in this Agreement (such Base Amount, as adjusted pursuant to this Agreement, including pursuant to Section 1.06 and Article 9, the “Purchase Price”).

(b) At the Closing, the Purchaser shall pay to the Company, by wire transfer of immediately available funds, an amount (such amount, the “Closing Payment”) equal to the Base Amount, plus the Estimated NWC Excess Amount, minus the Estimated NWC Shortfall Amount.

1.06 Net Working Capital.

(a) No later than two (2) Business Days prior to the anticipated Closing Date, the Company shall prepare and deliver to the Purchaser a statement that sets forth the Company’s estimate of Net Working Capital as of the Closing Date (“Estimated Net Working Capital”), which estimate shall be (i) prepared in good faith and in accordance with GAAP (ii) consistent with the example calculation of Net Working Capital set forth in Exhibit A hereto, and (iii) include an estimate of the balance sheet items necessary to calculate Estimated Net Working Capital. To the extent the Estimated Net Working Capital is less than the Target Net Working Capital, the amount to be paid by the Purchaser to the Company at the Closing shall be reduced by the absolute value of such amount (the “Estimated NWC Shortfall Amount”). To the extent the Estimated Net Working Capital is more than the Target Net Working Capital, the amount to be paid by the Purchaser to the Company at the Closing shall be increased by such amount (the “Estimated NWC Excess Amount”).

(b) Within 90 days following the Closing Date, the Purchaser shall deliver to the Company a report (the “Post-Closing Report”), which shall set forth the Purchaser’s calculation of Net Working Capital as of the Closing Date (the “Proposed Net Working Capital”) and which shall (x) be calculated in good faith and in accordance with GAAP, (y) be calculated consistent with the example calculation of Net Working Capital set forth in Exhibit A hereto and (z) include the balance sheet items necessary to calculate Net Working Capital. The Company shall have a period of 45 days after the delivery of the Post-Closing Report (the “NWC Response Period”) to present in writing to the Purchaser notice of any objections the Company may have to the calculations set forth therein (the “NWC Objections Notice”). If the Company shall raise any objections within the NWC Response Period, the Purchaser and the Company shall negotiate in good faith and use commercially reasonable efforts to resolve such dispute. If the parties fail to agree within 15 days after the delivery of the NWC Objections Notice, then such dispute will be resolved through the following dispute resolution procedures set forth in Section 1.07 (the “Dispute Resolution Procedures”).

(c) Following delivery of the Post-Closing Report, and until the final resolution of the Net Working Capital, the Purchaser shall (A) provide the Company and its authorized representatives with reasonable access to the relevant books and records of the Business, the Purchaser’s and their accountants’ work papers, schedules and other supporting data as may reasonably be requested by the Company; and (B) otherwise reasonably cooperate with the Company and its authorized representatives, including by providing on a timely basis information reasonably necessary in the determination of the calculations and amounts set forth in the Post-Closing Report.

(d) The Net Working Capital of the Company as of the Closing Date shall be finally determined (such finally determined amount, the “Final Net Working Capital”) as follows: (i) by written agreement of the Company and the Purchaser, (ii) by the Accountant pursuant to the dispute resolution procedures set forth in Section 1.07, or (iii) to the extent the Company does not timely object to the Proposed Net Working Capital within the NWC Response Period, such Proposed Net Working Capital shall be binding on the parties without further adjustment. If the Final Net Working Capital is greater than the Estimated Working Capital (such excess, the “Final NWC Excess Amount”), the Purchaser shall, or cause their Affiliate to, pay to the Company, by wire transfer of immediately available funds, an amount equal to the Final NWC Excess Amount within three (3) Business Days of the final determination of the Final Net Working Capital. If the Final Net Working Capital is less than the Estimated Working Capital (such shortfall, the “Final NWC Shortfall Amount”), the Company or the Parent, on a joint and several basis, shall, or shall cause their respective Affiliate to, pay to the Purchaser or its designee, by wire transfer of immediately available funds, an amount equal to the absolute value of the Final NWC Shortfall Amount within three (3) Business Days of the final determination of the Final Net Working Capital. The parties agree that any payment made pursuant to this Section 1.06 shall be treated as an adjustment to the Purchase Price.

1.07 Dispute Resolution Procedures If the Company and the Purchaser cannot reach agreement within the specified time period set forth in Section 1.06 after the NWC Objections Notice is delivered to the Purchaser, the Company and the Purchaser shall jointly engage Deloitte; provided that if Deloitte is unable or unwilling to serve in such capacity, the Company and the Purchaser shall jointly select an alternative arbiter from a nationally recognized independent public accounting firm that is not the independent auditor of the Purchaser or the Company or their respective Affiliates (either Deloitte or the alternative arbiter, the “Accountant”), whose determination shall be final and binding on the parties. The Accountant will not vary the terms of this Agreement, but will strictly apply the terms of this Agreement to the dispute and for the avoidance of doubt, will calculate the components of Net Working Capital strictly in accordance with the definitions thereof, this Agreement and Exhibit A hereto. Any determination made by the Accountant shall not be outside the range established by the amounts, or the relative positions taken, by the Purchaser, on the one hand, as set forth in the Post-Closing Report, and by the Company, on the other hand, as set forth in the NWC Objections Notice. The Accountant shall resolve the dispute within 30 days after the item has been referred to it. The Accountant shall issue a written report which shall include a revised calculation of the Net Working Capital as adjusted pursuant to (i) any resolutions to objections agreed upon by the Purchaser and the Company and (ii) the Accountant’s resolution of the unresolved objections or disputes. The Accountant shall review only those matters specified in the NWC Objections Notice and shall make no changes to the Post-Closing Report except as is required to resolve the unresolved objections or disputes. The final determination of the Accountant may be enforced in any court of competent jurisdiction. The parties agree that the procedure set forth in this Section 1.07 for resolving disputes with respect to the Net Working Capital shall be the sole and exclusive method for resolving any such disputes. The costs, fees and expenses of the Accountant shall be borne by the Company, on the one hand, and the Purchaser and/or its designated Affiliates, on the other hand, in proportion to the amounts by which their calculations of Net Working Capital differed from the Accountant’s determination.

1.08 Withholding. The parties, as well as their respective Affiliates, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under any applicable provision of federal, state, local or foreign Tax Law or under any applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid; provided that, if a Purchaser or any of its Affiliates determines that an amount is required to be deducted and withheld, such Purchaser shall use commercially reasonable efforts to provide, at least five (5) Business Days prior to the date the applicable payment is scheduled to be made, the Company with written notice of the intent to deduct and withhold, which notice shall include a copy of the calculation of the amount to be deducted and withheld. The Purchaser shall provide the Company with the opportunity to provide forms or other evidence that would exempt such amounts from withholding, provided such forms or other evidence are delivered to the Purchaser no later than two (2) Business Days prior to the date the applicable payment is scheduled to be made.

ARTICLE 2

CLOSING

2.01 Conditions to the Purchaser’s Obligations. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Purchaser in writing) of the following conditions as of the Closing:

(a) (i) Other than the Fundamental Representations, the representations and warranties of the Sellers set forth in Article 3 and Article 4 hereof shall be true and correct in all respects as of the Closing Date as though then made (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure of such representations and warranties to be true and correct would not, in the aggregate, have a Material Adverse Effect, and (ii) the Fundamental Representations of the Sellers set forth in Article 3 and Article 4 hereof shall be true and correct in all respects as of the Closing Date as though then made (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date).

(b) The Company and the Parent shall have performed in all material respects all the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing.

(c) No Material Adverse Effect shall have occurred between the date hereof and the Closing Date.

(d) No judgment, decree or order shall have been entered and not withdrawn which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded, there is no action, suit, arbitration, mediation or proceeding which seeks, or could reasonably be expected to result in, such a judgement, decree or order.

(e) Each Seller shall have delivered to the Purchaser a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which such Seller is organized.

(f) The Sellers shall have delivered to the Purchaser each of the following:

(i) a certificate executed by an officer of the Company and an officer of the Parent, in form and substance reasonably acceptable to the Purchaser, dated as of the Closing Date, stating that the conditions specified in Sections 2.01(a), 2.01(b) and 2.01(c) have been satisfied;

(ii) a certificate, duly executed by the secretary or another authorized officer of each Seller, dated the Closing Date, certifying (A) that true and complete copies of each Seller’s (x) articles of incorporation, articles of formation, or similar organizing document, and (y) bylaws, operating agreement, or similar governing document, as are in effect on the Closing Date, are attached to such certificate (or in the case of the Parent, are filed with the Securities and Exchange Commission), (B) that the officer of each Seller who executed this Agreement and each Ancillary Document to which such Seller is a party was authorized to execute and deliver such agreements and documents on behalf of such Seller, and (C) as to the genuineness of the resolutions of the board of directors, managers, or similar governing body of each Seller authorizing the execution, delivery and performance by such Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of all transactions contemplated hereby and thereby, and that an accurate copy of such resolutions are attached to such certificate;

(iii) a bill of sale, in customary form reasonably satisfactory to the Purchaser, executed by the Company with respect to the conveyance of the Purchased Assets to the Purchaser;

(iv) a counterpart to an assignment and assumption agreement, in customary form reasonably acceptable to the Purchaser and the Company (the “Assignment and Assumption Agreement”), executed by the Company, with respect to the Assumed Liabilities and instruments, rights and other obligations being assigned by the Company to the Purchaser;

(v) a counterpart to an assignment of intellectual property (the “Assignment of Intellectual Property”), in customary form reasonably satisfactory to the Purchaser and the Company, executed by the Company, with respect to the transfer and assignment of the Intellectual Property Rights included in the Purchased Assets;

(vi) a certificate, executed by the Parent under penalties of perjury, stating that the Parent is not a foreign person, which certificate shall be in the form and substance required under Treasury Regulation Section 1.1445-2(b)(2);

(vii) copies of the third party consents, waivers, filings and notices required in connection with the consummation of the transactions hereunder as set forth in Schedule 2.01(f)(vii), each of which shall have been obtained or, in the case of filings or notices, filed or delivered, in each case on terms reasonably satisfactory to the Purchaser;

(viii) evidence reasonably satisfactory to the Purchaser that any and all Encumbrances (other than Permitted Liens) with respect to any of the Purchased Assets have been fully released and removed prior to the Closing or evidence that such Encumbrances will be released at the Closing;

(ix) a counterpart to the transition services agreement in substantially the form attached hereto as Exhibit B (the “Transition Services Agreement”), executed by the Company; and

(x) a counterpart to the sublease agreement on customary terms mutually agreed upon by the parties (the “Sublease Agreement”), executed by the Company.

If the Closing occurs, all closing conditions set forth in this Section 2.01 that have not been fully satisfied as of the Closing shall be deemed to have been waived by the Purchaser.

2.02 Conditions to the Sellers’ Obligations. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Sellers in writing) of the following conditions as of the Closing:

(a) (i) Other than the Fundamental Representations, the representations and warranties of the Purchaser set forth in Article 5 hereof shall be true and correct in all respects as of the Closing Date as though then made (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure of those representations and warranties to be so true and correct would not, in the aggregate, have a material adverse effect on the Purchaser, and (ii) the Fundamental Representations of the Purchaser set forth in Article 5 and the representations and warranties of the Purchaser Parent set forth in Section 11.04 hereof shall be true and correct in all respects as of the Closing Date as though then made (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date).

(b) The Purchaser shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c) No judgment, decree or order shall have been entered and not withdrawn which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded and there is no action, suit, arbitration, mediation or proceeding which seeks, or could reasonably be expected to result in, such a judgement, decree or order.

(d) The Purchaser shall have delivered to the Company (unless otherwise specified below) each of the following:

(i) a certificate executed by an officer of each Purchaser, in form and substance reasonably acceptable to the Company, dated as of the Closing Date, stating that the conditions specified in Sections 2.02(a) and 2.02(b) have been satisfied;

(ii) a certificate, duly executed by the secretary or one or more authorized officers of each Purchaser and the Purchaser Parent, dated the Closing Date,

certifying (A) that true and complete copies of the Purchaser’s and the Purchaser Parent’s (x) articles of incorporation, articles of formation, or similar organizing document, and (y) bylaws, operating agreement, or similar governing document, as are in effect on the Closing Date, are attached to such certificate, (B) that the officer(s) who executed this Agreement and each Ancillary Document to which each Purchaser is a party was authorized to execute and deliver such agreements and documents on behalf of such Purchaser, (C) as to the genuineness of the resolutions of the board of directors, managers, or similar governing body of each Purchaser and the Purchaser Parent authorizing the execution, delivery and performance by each Purchaser and the Purchaser Parent, as applicable, of this Agreement and the Ancillary Documents to which such Persons are a party, and the consummation of all transactions contemplated hereby and thereby, and that an accurate copy of such resolutions are attached to such certificate and (D) to the extent the concept of good standing is customary in the relevant jurisdiction, that the Purchaser and the Purchaser Parent are each in good standing in its jurisdiction of organization as of the Closing Date;

(iii) a counterpart to the Assignment and Assumption Agreement executed by the Purchaser;

(iv) a counterpart to the Assignment of Intellectual Property executed by the Purchaser.

(v) a counterpart to the Transition Services Agreement executed by the Purchaser;

(vi) a counterpart to the Sublease Agreement executed by the Purchaser; and

(vii) the Closing Payment by wire transfer of immediately available funds to one or more accounts designated by the Company.

If the Closing occurs, all closing conditions set forth in this Section 2.02 (other than Section 2.02(d)(vii) that have not been fully satisfied as of the Closing shall be deemed to have been waived by the Company.

2.03 The Closing. The parties shall cause the closing of the transactions contemplated by this Agreement (the “Closing”) to take place at the offices of Perkins Coie LLP located at 1201 Third Avenue, Suite 4900, Seattle, WA 98101 or by exchange of electronic signature pages in accordance with Section 11.13 hereof within three (3) Business Days following full satisfaction or due waiver of all of the closing conditions set forth in Article 2 hereof (other than those to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing) or on such other date as the Purchaser and the Sellers may mutually agree. The date of the Closing is referred to herein as the “Closing Date,” and the Closing shall be deemed effective as of 11:59 p.m. Pacific Time on the Closing Date.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser that the statements in this Article 3 are correct and complete as of the date of this Agreement, except as set forth in the schedules accompanying this Agreement (the “Disclosure Schedules”). The Disclosure Schedules have been arranged for purposes of convenience in separately titled sections corresponding to sections of this Agreement; however, each section of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules where the applicability of the information set forth in such other section would be reasonably apparent. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

3.01 Organization and Power. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and the Company has all requisite power and authority to enter into this Agreement and each Ancillary Document to which the Company is or at the Closing, will be, a party. The Company has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. The Company is qualified to do business in every jurisdiction in which its ownership of the Purchased Assets or the conduct of the Business as currently conducted requires it to qualify, except where the failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect.

3.02 Subsidiaries. The Company has no Subsidiaries and does not have any interest in any capital stock or other ownership interests of any other Person.

3.03 Governing Documents; Powers of Attorney.The Company has provided to the Purchaser true and complete copies of the certificate of formation and operating agreement (or equivalent organizational documents) of the Company. Other than as set forth on Schedule 3.03, there are no outstanding powers of attorney executed on behalf of the Company with respect to the Business or any Purchased Asset.

3.04 Authorization; No Breach; Valid and Binding Agreement.

(a) The execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or at the Closing, will be, a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on the Company’s part are necessary to authorize the execution, delivery or performance of this Agreement and each Ancillary Document to which the Company is or at the Closing, will be, a party and the consummation by the Company of the transactions contemplated herein or therein.

(b) Except as set forth on Schedule 3.04(b), the execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which the Company is, or at the Closing, will be, a party and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company’s certificate of formation or operating agreement (or equivalent organizational documents), (ii) except as set forth on Schedule 3.04(b), require the consent, notice or approval under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any material Contract or material Permit to which the Company is a party or by which the Company or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); (iii) result in the creation of any Encumbrance (other than Permitted Liens) upon any of the Purchased Assets or (iv) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company, the Business or the Purchased Assets.

(c) This Agreement has been, and at the Closing, each of the Ancillary Documents to which the Company is a party will be, duly executed and delivered by the Company and, assuming that this Agreement and each Ancillary Document to which the Company is, or at the Closing, will be, a party are valid and binding obligations of the other parties hereto, constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.05 Governmental Consents. No consent, authorization, order or approval of, or filing, notice or registration to or with, any Governmental Authority is required on the part of the Company in connection with its execution, delivery or performance of this Agreement and the Ancillary Documents to which the Company is a party or the consummation of the transactions contemplated hereby and thereby.

3.06 Financial Statements. Attached to Schedule 3.06 are true, correct and complete copies of the unaudited financial statements of the Business consisting of the balance sheet for the year December 31, 2015 and the segment revenue and income and loss for the years ended December 31, 2015, and December 31, 2014, as reported in the Parent’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “Financial Statements”). The Financial Statements (i) have been prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods covered; and (ii) fairly present in all material respects the financial position of the Business and the results of operations and cash flows of the Business, in each case, as of the date thereof and for the periods presented therein (subject to the absence of footnotes and other presentation items and normal recurring year-end adjustments, none of which individually or in the aggregate will be material in amount). The Financial Statements are based upon the books and records of the Company as of the respective dates they were prepared and the results of operations of the Business for the periods indicated. The Company does not have any Indebtedness outstanding as of the date of this Agreement.

3.07 Financial Reporting. The Company, either individually or together with the Parent, maintains, and during the five year period prior to the date of this Agreement has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes policies and procedures that: (i) provide reasonable assurance that the records of the Business are maintained in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Business; (ii) provide reasonable assurance that transactions of the Business are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Business are being made only in accordance with authorizations of management and governing body of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Business that could have a material effect on the Financial Statements. Since the Look-Back Date, neither the Parent, the Company nor their respective auditors has identified or been aware of (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls over financial reporting utilized by the Company.

3.08 Absence of Certain Developments. Except as set forth on Schedule 3.08 or as expressly contemplated by this Agreement, since the Latest Balance Sheet Date: (i) the Business has been carried on in the Ordinary Course of Business; and (ii) there has not been any:

(a) event or circumstance, individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect;

(b) sale, transfer or other disposition of any portion of the Company’s assets or interest therein reflected on the most recent balance sheet of the Company contained in the Financial Statements, except for sales, transfers or other dispositions of assets in the Ordinary Course of Business;

(c) entry into, amendment, cancellation, or termination of any Material Contract of the Company or the Business, other than in the Ordinary Course of Business, or any material breach of any Material Contract or Permit;

(d) sale, transfer or other disposition of any Intellectual Property Rights of the Company, other than in the Ordinary Course of Business;

(e) failure to pay or satisfy when due any material Liabilities relating to the Business;

(f) material casualty, damage or loss to, or any material interruption in use of, any material asset or property constituting a Purchased Asset (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or act of God;

(g) imposition of any Encumbrance upon any of the Purchased Assets, other than Permitted Liens;

(h) abandonment, invalidation or lapse of any material Intellectual Property Rights of the Company included in the Purchased Assets;

(i) material change in the Company’s cash management policies or practices or the Company’s accounting methods, principles or practices, except as required by a change in GAAP or applicable Law;

(j) cancellation of any debts or claims or termination or waiver of any material rights included in the Purchased Assets;

(k) settlement or compromise, or agreement to settle or compromise, any claim or proceeding, other than settlements and compromises involving solely money damages not in excess of $100,000; or

(l) entry into, or modification of, any Contract outside of the Ordinary Course of Business that would constitute an Assigned Contract;

(m) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of any petition in bankruptcy under any provisions of federal or state bankruptcy Law;

(n) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.09 Undisclosed Liabilities.The Company does not have any Liability except for such Liabilities disclosed in the Latest Balance Sheet or incurred by the Company in the Ordinary Course of Business since the Latest Balance Sheet Date.

3.10 Title to Assets and Properties.

(a) Except as set forth on Schedule 3.10(a), the Company has good and marketable title to, or a legal, valid and enforceable leasehold or license interest in (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies), all of the Purchased Assets. Immediately after giving effect to the transactions contemplated by this Agreement, all Purchased Assets (including the leasehold interests) will be free and clear of all Encumbrances, except Permitted Liens.

(b) The leased real property at the addresses listed on Schedule 3.10(b) (the “Leased Real Property”) constitutes all of the real property leased by the Company in connection with the conduct of the Business as currently conducted. The leases under which the Company leases the Leased Real Property (the “Real Property Leases”), true and correct copies of which, together with all material amendments, modifications, supplements, waivers and side letters related thereto, have been provided to the Purchaser, are in full force and effect, and the Company holds a legal, valid and binding and enforceable leasehold interest in (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies) the Leased Real Property to which each Real Property Lease relates, subject to the application of any bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(c) The Company is not in breach or default under any Real Property Lease in any material respect and to the Knowledge of the Sellers, no event has occurred or circumstance exists which, with the delivery, the passage of time, or both, would constitute such a breach or default, and Seller has paid all rent due and payable under the Real Property Leases.

(d) The Company does not own any real property.

(e) To the Knowledge of the Sellers, no counterparty to any Real Property Lease is in default under any Real Property Lease in any material respects. The Company has not subleased, assigned or otherwise granted to any Person any possessory rights or other rights to use or occupy such Leased Real Property or any portion thereof, other than to business invitees in the Ordinary Course of Business.

(f) The Company has not received any written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened material condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated. During the term of the Real Property Leases, neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

(g) None of the Real Property Leases listed on Schedule 3.10(b) is required to be recorded as a capital lease according to GAAP.

3.11 Condition of Tangible Personal Property; Sufficiency of Assets.

(a) All of the Tangible Personal Property is in good operating condition and repair, normal wear and tear excepted, and is adequate for the uses to which it is being put, and none of such assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

(b) Except as set forth on Schedule 3.11(b), the Purchased Assets (including the Intellectual Property Rights and the Assigned Contracts), together with the Transition Services Agreement and the Sublease Agreement, collectively, will constitute at the Closing all of the assets, rights and properties necessary for the continued conduct of the Business in all material respects after the Closing in substantially the same manner as conducted in the one year period prior to the date of this Agreement and immediately prior to the Closing. Except for the Employee Plans and insurance policies, none of the Excluded Assets are material to the Business as currently conducted, except for such assets that will be made available for use by the Purchaser after the Closing in connection with the conduct of the Business pursuant to the Transition Services Agreement.

3.12 Tax Matters. Except as set forth on Schedule 3.12:

(a) The Company has timely filed all material Tax Returns that are required to be filed by it (taking into account any permissible extensions of time to file). The Parent has timely filed all material Tax Returns that are required to be filed by it, if any (taking into account any permissible extensions of time to file), with respect to the Business or the Purchased Assets. All such Tax Returns filed by the Company or by the Parent were correct and complete in all material respects. The Company and the Parent have (i) provided or made available to the Purchaser pro forma copies of Tax Returns which include the operations of the Company and the parent for taxable periods ended on or after December 31, 2012, other than income Tax Returns of the Parent, and (y) the relevant portions of examination reports and statements of Tax deficiencies received by the Company or the Parent with respect to the Business or the Purchased Assets since December 31, 2012, other than examination reports and statements of Tax deficiencies with respect to income Tax Returns filed by the Parent, (ii) have listed on Schedule 3.12 all such Tax Returns which include the operations of the Business or the Purchased Assets (other than income Tax Returns of the Parent) for such taxable periods that have been audited or examined (including via a ruling request) by any Governmental Authority and (iii) have described on Schedule 3.12 the results of all such audits, rulings, and examinations. All Taxes due and payable by the Company, or by the Parent with respect to the Business or the Purchased Assets, whether or not such Taxes are set forth on any such Tax Return, have been fully and timely paid (or withheld and remitted, as applicable).

(b) No Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company, the Business or the Purchased Assets. Neither the Company, nor the Parent with respect to the Business or the Purchased Assets, has received from any taxing authority any written notice of deficiency or proposed adjustment for any amount of Tax that has not been fully paid or settled. Neither the Company, nor the Parent with respect to the Business or the Purchased Assets, has waived any statute of limitations in respect of Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to any Tax assessment or deficiency. There is no dispute or claim pending, or to the Knowledge of the Sellers threatened, concerning any Tax Liability of the Company, or of the Parent with respect to the Business or the Purchased Assets.

(c) The Company (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Parent, the Company or any of their respective Subsidiaries) and (ii) has no Liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(d) There are no Encumbrances for Taxes (other than Permitted Liens) upon any of the Purchased Assets.

(e) Neither the Company nor the Parent has been notified in writing (including by way of a nexus questionnaire or similar written inquiry) by any Governmental Authority in a jurisdiction where the Company or the Parent, as the case may be, does not file Tax Returns that the Company or the Parent, as the case may be, is or may be subject to taxation by that jurisdiction with respect to the Business or the Purchased Assets.

(f) All Taxes required to have been withheld and paid over to the appropriate Governmental Authorities with respect to the Purchased Assets or the Business in connection with amounts paid or owing to any employee, independent contractor or other service provider, creditor, equity holder or other third party by or on behalf of the Company or the Parent have been withheld and paid. All Persons that have provided services to the Company and have been classified by the Company or the Parent as independent contractors for purposes of Tax Law have been properly so classified.

(g) The Company is, and has been since its formation, classified for federal and applicable state and local Tax purposes as disregarded as an entity separate from the Parent (within the meaning of Treasury Regulation Section 301.7701-3(b)(1)).

(h) The Company does not have, nor has it ever had, a “permanent establishment” (as defined in any applicable tax treaty or convention between the United States and a non-U.S. country) in any non-U.S. country, nor has it conducted any activities in a non-U.S. country that would require it to file any Tax Return in, or pay any Taxes to, any non-U.S. country.

(i) The Company has complied with all applicable unclaimed property Law and has no material assets that may constitute unclaimed property under applicable Law. The Company, and the Parent with respect to the Business and the Purchased Assets, has obtained, filed or delivered, as the case may be, valid sales and other similar transfer Tax exemption certificates for all transactions on which the Company, the Parent with respect to the Business or the Purchased Assets, or any Business customer has relied for an exemption from sales or other similar transfer Taxes, and all such exemption certificates were at such time complete and correct in all material respects.

(j) None of the Purchased Assets are (i) described in Section 168(g)(1) of the Code or (ii) subject to a disqualified leaseback or long-term lease as defined in Section 467 of the Code.

(k) There are no joint ventures or other arrangements or contracts to which the Company is a party and that are included in the Purchased Assets that could be treated as a partnership for federal or applicable state or local Tax purposes.

(l) Neither the execution of this Agreement nor the transactions contemplated by this Agreement will, alone or in combination with any event or events, result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign tax law).

3.13 Contracts and Commitments.

(a) Schedule 3.13(a) sets forth a list, as of the date hereof, of any Contract of the following character to which (x) the Purchased Assets are bound, (y) the Company is a party or is otherwise bound, or (z) the Company or any Affiliate of the Company uses or holds for use primarily in connection with the conduct of the Business:

(i) Contract or group of related Contracts with the same party (other than standard purchase orders) for the purchase by the Company of products or services which provided for annual payments in excess of $200,000 during the trailing twelve-month period ending on the Latest Balance Sheet Date;

(ii) Contract or group of related Contracts with a customer (other than standard purchase orders or pricing agreements) that provided for annual revenues (based on the trailing twelve-month period ending on the Latest Balance Sheet Date) to the Company in excess of $150,000;

(iii) material IP License;

(iv) bonus, pension, profit sharing, retirement or other form of deferred compensation plan used primarily in the conduct of the Business, other than as described in Section 3.16 or the Disclosure Schedules relating thereto;

(v) Contract for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(vi) broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts which provided for annual payments in excess of $150,000 during the trailing twelve-month period ending on the Latest Balance Sheet Date;

(vii) employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than ninety (90) days’ notice;

(viii) except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees);

(ix) Contract with the Company involving personal services for the employment of any officer, individual employee or other person on a full-time basis providing for (A) base salary in excess of $150,000 per year; (B) the payment of any cash or other compensation as a result of the execution of this Agreement and/or the consummation of the transactions contemplated hereby; and/or (C) a restriction on the Company to terminate the employment of any employee for any lawful reason or for no reason without severance or other payment obligations;

(x) guaranty of any obligation for borrowed money or other material guaranty involving more than $100,000;

(xi) joint venture, partnership, limited liability company, stockholder, strategic alliance or other similar Contracts (including any Contract providing for joint research or development of Intellectual Property Rights, marketing or distribution, or the sharing of profits and expenses);

(xii) Contract that (A) materially restricts (1) the freedom of the Company to compete in any line of business or with any Person or in any area (including, for the avoidance of doubt, both in respect of geography or market area or market segments), (2) the ability of the Company to sell (or purchase) goods or services to (or from) any Person or (3) the ability of the Company to solicit any Person for employment or engagement as an independent contractor, or (B) contains a provision requiring that the pricing provided under such Contract is equal to or less than the pricing provided to any other third party.

(xiii) Contract that (A) requires the Company to purchase all or substantially all of its requirements of a particular product or service from a supplier or vendor, or (B) that is a warranty Contract or arrangement with respect to services rendered or products sold, other than warranties entered into in the Ordinary Course of Business;

(xiv) Contract relating to any completed material business acquisition by the Company during the three year period immediately preceding the date hereof (such time period, the “Look-Back Period” and the beginning date of such Look-Back Period, the “Look-Back Date”); or

(xv) Any Contract (other than off-the-shelf, shrink wrap license agreements that are immaterial to the Business, the Purchased Assets and the Assumed Liabilities) with Google, Inc., Yahoo!, Inc., Microsoft, Inc., or any of their respective Affiliates;

(xvi) Contract with any Government Authority; and

(xvii) Any other Contract that is material to the Business, the Purchased Assets or the Assumed Liabilities.

(b) The Company has provided to the Purchaser a true and correct copy of all Contracts listed on Schedule 3.13(a) (the “Material Contracts”), together with all modifications, amendments and supplements thereto and waivers thereunder and with respect to any oral Contract, a written summary thereof setting forth the terms and conditions of each such oral Contract.

(c) Except as set forth on Schedule 3.13(a), with respect to each Material Contract: (i) such Contract is in full force and effect and a valid and binding agreement of the Company, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies; (ii) the Company is not in breach or default in any material respect, and the Company has not taken or failed to take any action which, with notice or lapse of time, would constitute a breach or default in any material respect, or permit termination, material modification, acceleration, or the waiver of any right or benefit, as applicable, under such Contract; (iii) to the Knowledge of the Sellers, no other party is in breach or default in any material respect under such Contract; and (iv) the Company has not received any written notice that any other party to such Material Contract intends to terminate, adversely modify, refuse to perform or refuse to renew such Material Contract.

3.14 Intellectual Property.

(a) Schedule 3.14(a) Part 1 sets forth a complete, true and correct list of all of the following owned by the Company, in each case that is used, held for use or exercised by Company in the conduct of with the Business as currently conducted: (i) issued patents and patent applications (including any provisionals, non-provisionals, PCTs, continuations, continuations in part, divisionals, reissues, renewals and any other applications claiming the rights therefrom); (ii) registered trademarks, service marks, trade names, trade dress and applications for registration of any of the foregoing; (iii) Internet domain name registrations; and (iv) registered copyrights and mask works and applications for registration of any of the foregoing (collectively, the “Company Registered Intellectual Property Rights”). Schedule 3.14(a) Part 1 sets forth, with respect to all Company Registered Intellectual Property Rights, as applicable, (A) the jurisdiction in which the relevant rights have been issued, registered, or applied for, (B) the applicable registration number, application number or serial number, and (C) the date of issuance, registration or application. All Company Registered Intellectual Property Rights (other than rights in domain names and rights in applications for the registration of copyrights, patents and U.S. federal or foreign trademarks that have not yet been granted registration) are valid and subsisting. There have been no interferences, re-examinations or oppositions filed or, to the Knowledge of the Sellers, threatened in writing to be brought involving any of the Company Registered Intellectual Property Rights. To the Knowledge of the Sellers, there is no basis for a claim that any Company Registered Intellectual Property Rights are invalid or unenforceable. Section 3.14(a) Part 2 sets forth a complete, true and correct list of all unregistered trademarks and all material proprietary software assets owned by Company for which the copyrights have not been registered, in each case that are used, held for use or exercised by Company in the conduct of the Business as currently conducted (“Unregistered Material Company IP”).

(b) Schedule 3.14(b) sets forth all material arrangements, in each case that is used, held for use or exercised by the Company in the conduct of with the Business as currently conducted, under which the Company has (i) licensed or otherwise obtained material rights to use Intellectual Property Rights of a third party (the “Inbound Licenses”), provided that Schedule 3.14(b) does not list “shrink wrap” or other licenses for off-the-shelf software products, where the aggregate cost for obtaining such product was less than $50,000 for perpetual license or less than $15,000 annually for a term-based license, or (ii) licensed, provided or agreed to provide or make available to any third party any Business IP where the annual revenue exceeded $15,000

(the “Outbound Licenses” and together with the Inbound Licenses, the “IP Licenses”). For each such IP License, Schedule 3.14(b) identifies the arrangement by title of the applicable agreement, identities the parties, states the effective date thereof, and, in the case of Inbound Licenses, indicates whether it is exclusive or non-exclusive. The Company has granted no exclusive or “sole” licenses or similar rights under any Outbound Licenses. The Company is in compliance in all material respects with each IP License. No counter-parties under any such IP License have threatened or, to the Knowledge of the Sellers, intend to terminate any such IP License or to terminate or diminish any of the Company’s rights or licenses thereunder for any reason. Except as provided on Schedule 3.14(b), the Company is not bound by, and no Owned Company IP is subject to, any Contract containing any covenant or other provision that in any way materially limits or restricts the ability of the Company to use, exercise or exploit any Owned Company IP or to assert or enforce any Owned Company IP anywhere in the world. The Inbound Licenses authorize the use of Business IP, other than Owned Company IP, as necessary to use such Intellectual Property Rights in the conduct the Business as currently conducted by the Company. Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Business IP; (ii) a breach of or default under any IP License; (iii) the release, disclosure or delivery of any Business IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Business IP.

(c) Except as set forth on Schedule 3.14(c): (i) the Company exclusively owns all right, title and interest in and to all of the Owned Company IP, free and clear of all Encumbrances except Permitted Liens; (ii) the conduct of the Business as currently conducted is not currently infringing the Intellectual Property Rights of any other Person; and (iii) to the Knowledge of the Sellers, the Owned Company IP, including, without limitation, the Company Registered Intellectual Property Rights, are not currently being infringed or misappropriated by any Person in a manner that is reasonably likely to be material to the Business. Schedule 3.14(c) accurately identifies and the Company has delivered to Purchaser a complete and accurate copy of each letter or other written or electronic communication or correspondence that has been sent or received by the Company or any representative of the Company regarding any actual, alleged or suspected infringement or misappropriation of any Owned Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(d) No Intellectual Property Rights infringement, misappropriation, other claim of violation of proprietary or similar rights, or any other legal proceeding is pending or, to the Knowledge of the Sellers, threatened against the Company or against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by the Company and who has requested defense or indemnification from the Company with respect to such claim or legal proceeding. Except as set forth on Schedule 3.14(d) Part 1, other than indemnification provisions in the Company’s standard forms of Outbound Licenses and in negotiated provisions based on that form whereby the indemnification provisions are substantially similar to the provisions in such form, the Company is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential Intellectual Property Rights infringement, misappropriation or similar claim. Except as set forth on Schedule 3.14(d) Part 2, since the Look-Back Date, the Company has not received from any Person any written notice, and to the Knowledge of the Sellers, there are no claims, in either case, alleging that the Business IP or the conduct of the Business infringes, violates or misappropriates any other Person’s Intellectual Property Rights. Schedule 3.14(d) Part 3 accurately identifies (and the Company has delivered to Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or received by the Company or any representative of the Company since the Look-Back Date regarding any actual, alleged or suspected infringement or misappropriation of or by the Business IP or the conduct of the Business since the Look-Back Date, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(e) Except as set forth on Schedule 3.14(e), since the Look-Back Date, the Company has not assigned, sold, exclusively licensed or otherwise transferred ownership of any Business IP (other than non-exclusive licenses granted in the Ordinary Course of Business).

(f) Except as set forth on Schedule 3.14(f), each Person who is or was an employee or independent contractor of the Company and who is or was involved in the creation, development or maintenance of any Owned Company IP has signed an agreement containing (i) an assignment to the Company of all right, title and interest in and to such Owned Company IP and (ii) confidentiality provisions protecting the Business IP and any confidential and/or proprietary information of the Company.

(g) The Company has taken and takes commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of the Business IP that are trade secrets. The Company has taken reasonable steps to police the use of its trademarks and service marks, including, without limitation trademarks and service marks that are Owned Company IP but not Company Registered Intellectual Property Rights.

(h) Schedule 3.14(h) contains a complete and accurate list and summary of all royalties, fees and other amounts payable by the Company to any other Person upon the use of, or otherwise in consideration for, the exercise of exploitation of any Business IP.

(i) The Company has delivered to Purchaser a complete and accurate copy of each standard form of IP License used, held for use or exercised by the Company at any time since the Look-Back Date for any Business IP, including each standard form of the following agreements: (i) end user license agreement; (ii) development agreement; (iii) employee agreement containing any assignment or license of Intellectual Property Rights or any confidentiality provision; (iv) consulting or independent contractor agreement containing any assignment or license of Intellectual Property Rights or any confidentiality provision; and (v) confidentiality or nondisclosure agreement.

(j) None of the software (including firmware and other software embedded in hardware devices) that is Owned Company IP used, held for use or exercised by Company in the conduct of the Business as currently conducted (collectively, the “Owned Company Software”), nor, to the Knowledge of the Sellers, any other software (including firmware and other software embedded in hardware devices) used, marketed, distributed, licensed or sold by the Company in the Business as currently conducted (including any such software used to offer software-as-a-service or similar offerings) contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”).

(k) To the Knowledge of the Sellers, none of the Owned Company Software contains any Critical Error, whereby the term “Critical Error” means (i) any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Owned Company Software or any product or system containing or used in conjunction with such Owned Company Software or (ii) any failure to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Owned Company Software or any product or system containing or used in conjunction with such Owned Company Software. The Company has delivered to Purchaser a complete and accurate list of all known Critical Errors in each version of the Owned Company Software.

(l) The source code for all Owned Company Software contains annotations and programmer’s comments, and otherwise has been documented in a professional manner that is sufficient to enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Owned Company Software. No source code for any Owned Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or contractor of the Company. The Company does not have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Owned Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of the source code for any Owned Company Software to any other Person.

(m) Schedule 3.14(m) accurately identifies and describes: (i) each item of Open Source Code that is contained in, distributed with or used in the development of the Owned Company Software or from which any part of any Owned Company Software is derived or upon which any part of any Owned Company Software is based; (ii) the applicable license terms for each such item of Open Source Code; (iii) the Owned Company Software to which each item of Open Source Code relates; and (ii) whether such Owned Company Software is or has been distributed to any Person or otherwise made available to any Person for access as part of a software-as-a-service offering. The Company’s use, marketing, distribution, licensing, and sale of Owned Company Software does not violate any license terms applicable to any item of Open Source Code, without violation of any license terms pertaining to such Open Source Code or infringement of third-party Intellectual Property Rights. Except as set expressly stated in Schedule 3.14(m), no Owned Company Software contains, is derived from, is distributed with or is being or was developed using Open Source Code that is licensed under any terms that: (1)

impose or could impose a requirement or condition that any Owned Company Software or part thereof: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making modifications or derivative works; or (C) be redistributable at no charge; or (2) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of the Company to use or distribute any Owned Company Software.

(n) All products or services that as of the date of this Agreement are licensed, sold, distributed or, in the case of services, performed, by or on behalf of the Company in the Business as currently conducted and all such products or services currently under development by the Company, or which the Company is contractually obligated to develop (all the foregoing, the “Company Products”), in each case, as of the date of this Agreement, are set forth in Schedule 3.14(n). Except as set forth in Schedule 3.14(n), all of the Company Products constitute Owned Company IP.

(o) No funding, facilities, or personnel of any Governmental Authority or any college, university or other educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Owned Company IP or Company Product, and no Owned Company IP or Company Product was developed, in whole or in part, pursuant to a Contract with a Governmental Authority. No Governmental Authority has any right, title or interest (including license rights) in all or any part of any Owned Company IP or Company Product.

(p) Seller has provided, or will, within 5 days following execution of this Agreement, provide each Company Privacy Policy in effect at any time since the Look-Back Date and identify, with respect to each Company Privacy Policy: (i) the period of time during which such privacy policy was or has been in effect; (ii) whether the terms of a later Company Privacy Policy apply to the data or information collected under such privacy policy; and (iii) if applicable, the mechanism (such as opt-in, opt-out or notice only) used to apply a later Company Privacy Policy to data or information previously collected under such privacy policy. The Company has at all times complied in all material respects with all Company Privacy Policies and with all applicable Law pertaining to privacy. Neither the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements, nor Purchaser’s possession or use of the User Data or any data or information in the Company Databases in a manner consistent with the Business as currently conducted, will result in any violation of any Company Privacy Policy. No Person has alleged in writing any breach or violation of any such Company Privacy Policy, nor, to the Knowledge of the Sellers, has any Person threatened to file a claim or complaint with any Governmental Authority alleging any such breach of violation.

(q) Schedule 3.14(q) identifies and describes each distinct electronic or other database used in the Business as currently conducted containing (in whole or in part) Personal Data maintained by or for the Company since the Look-Back Date (the “Company Databases”), the types of Personal Data in each such database, the means by which the Personal Data was collected, and the security policies that have been adopted and maintained with respect to each such database. To the Knowledge of the Sellers, (i) no breach or violation of any such security policy has occurred or has been threatened in writing, and (ii) there has been no unauthorized or illegal use of or access to any of the data or information in any of the Company Databases.

3.15 Litigation . Except as set forth on Schedule 3.15, there is no, and since the Look-Back Date, there has been no, action, charge, complaint, suit, arbitration, investigation hearing or proceeding pending or, to the Knowledge of the Sellers, threatened in a written notice received by the Sellers, in each case against or involving, the Sellers or otherwise related to the Business, the Purchased Assets or the Assumed Liabilities, at law or in equity, before or by any Governmental Authority or any arbitrator. To the Knowledge of the Sellers, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such action, charge, complaint, suit, investigation, hearing or proceeding. Except as set forth on Schedule 3.15, the Company is not subject to any outstanding injunction, judgment, order decree ruling, order or charge.

3.16 Employee Benefit Plans.

(a) Schedule 3.16(a) sets forth a true and complete list of all material Employee Plans. Each Employee Plan has been administered in all material respects in accordance with its terms and with Applicable Law.

(b) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service.

(c) No Employee Plan is subject to Title IV of ERISA. Neither the Company or any Person that, together with the Company, at any relevant time would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) maintains, sponsors, contributes to or is required to contribute to any (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or other plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) “multiemployer plan” (as defined in Section 3(37) of ERISA) (iii) post-employment or post-retirement health, welfare or life insurance benefit plan (other than as required under COBRA or any similar applicable Law), or (iv) employee benefit plan or arrangement that is governed by the laws of any government outside of the United States.

(d) With respect to each material Employee Plan, the Company has made available to Purchaser true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Employee Plan or, with respect to any such Employee Plan that is not in writing, a written description thereof; (ii) the summary plan description; (iii) any related trust agreements, insurance contracts or documents of any other funding arrangements; (iv) all amendments, modifications or supplements to any such document; (v) the most recent determination letter from the IRS; (vi) the three most recent Forms 5500 required to have been filed, including all schedules thereto; (viii) any notices to or from the Internal Revenue Service or any office or representative of the Department of Labor or any other Governmental Authority relating to any compliance issues in respect of any such Employee Plan.

(e) With respect to each Employee Plan, no event has occurred and, to the Company’s knowledge, there exists no condition or set of circumstances, in any case, in connection with which Purchaser or any of its Affiliates could be subject to any Liability under the terms of, or with respect to, such Employee Plan, or under ERISA, the Code or any other applicable Law with respect to such Employee Plan.

(f) Neither the execution of this Agreement nor the transactions contemplated by this Agreement will, alone or in combination with any other event or events, (i) entitle any Employee, director or consultant, to any payment or benefit, or (ii) result in the increase, acceleration, vesting or funding of any payment or benefit with respect to any Employee, director or consultant, in each case, that could reasonably be expected to result in a Liability of Purchaser or any of its Affiliates.

3.17 Labor and Employment.

(a) Schedule 3.17 contains a list of all persons who are employees, of the Company, including any employee who is on an authorized leave of absence of any nature, paid or unpaid and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; and (iv) current annual base compensation rate. Except as set forth in Schedule 3.17, all compensation, including all wages, commissions and bonuses payable to all employees of the Company who provided services on or prior to the date hereof have been paid in full to the extent due.

(b) The Company is and since the Look-Back Date has been, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees providing services for, or on behalf of, the Company, including, but not limited to, all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, commissions, equal pay, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as consultants or independent contractors who provide services to, or on behalf of, the Company are properly classified and treated in all material respects as independent contractors under all applicable Laws. All employees of the Company who provide services to, or on behalf of, the Company and are, and since the Look-Back Date have been, classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are, and since the Look-Back Date have been, properly classified as exempt under all such applicable Laws.

(c) The Company is not a party to or bound by any collective bargaining agreement or other Contract with any union or similar labor organization relating to its employees, and, to the Knowledge of the Sellers, there are, and since the Look-Back Date there has been, no union organizing efforts with respect to employees of the Company. Except as set forth on Schedule 3.17(c) there are no unfair labor practice charges or complaints, material labor arbitrations or grievances or other material charges or claims relating to the alleged violation of any applicable Law pertaining to labor relations or employment matters, pending, or, to the Knowledge of the Sellers, threatened in writing against the Company; and there is not, and since the Look-Back Date there has not been, any strike, slowdown, work stoppage, lockout, or other material labor dispute, or, to the Knowledge of the Sellers, written threat thereof, by or with respect to any employees of the Company. Within the Look-Back Period, the Company has been in compliance in all material respects with the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law (collectively, the “WARN Act”).

3.18 Compliance with Laws. Except as set forth on Schedule 3.18, the Company is, and since the Look-Back Date has been, in compliance in all material respects with all applicable Laws of all applicable Governmental Authorities. Since the Look-Back Date, the Company has not received any written notice, and to the Knowledge of the Sellers has not received oral notice, from any Governmental Authority asserting a material failure to comply with any applicable Laws, the subject of which notice has not been resolved in all respects. Since the Look-Back Date, the Company has not been a party to, and not received notice of any actual or threatened, action, charge, complaint, suit, arbitration, hearing or proceeding, or demand from any current or former employee or independent contractor of the Company (or such person’s legal counsel) asserting a failure to comply with any applicable Laws.

3.19 Environmental Matters. Except as set forth on Schedule 3.19:

(a) the Company is, and has been in compliance in all material respects with all applicable Environmental Laws;

(b) the Company possesses all material permits and approvals issued pursuant to Environmental Laws that are required in connection with the conduct the Business as currently conducted and the Company has been in compliance in all material respects with all such permits and approvals;

(c) no releases of any Hazardous Substances have occurred at, on, from or under the Leased Real Property or any other property at which the Business has been conducted for which releases the Purchaser or their Affiliates would reasonably be expected to become liable under any applicable Environmental Law;

(d) the Company has not received any written claim or notice from any Governmental Authority or other Person, related to exposure to Hazardous Substances or alleging that the Company is or may be in violation of, or have any liability under, any applicable Environmental Law; and

(e) to the Knowledge of the Sellers, the Leased Real Property is not listed or proposed to be listed on the Model Toxics Control Act Hazardous Sites List that requires cleanup under applicable Environmental Laws.

3.20 Brokerage. Except for GCA Savvian, no Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the consummation of the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or its Affiliates.

3.21 Customers and Vendors.

(a) Schedule 3.21(a) sets forth a list of the top twenty (20) customers of the Company, determined based on revenue received from customers that were earned by the Company in connection with the conduct of the Business in the fiscal year ended December 31, 2015 (such customer, a “Material Customer”). The Company has not received written notice from any Material Customer that such Material Customer is canceling or otherwise modifying its relationship with the Company in any manner that will, or to the Knowledge of the Sellers, is reasonably likely to, reduce in any material respect the revenue earned by the Company from such Material Customer.

(b) Schedule 3.21(b) sets forth a list of the top twenty (20) vendors of the Company, determined based on amounts paid to vendors in connection with the Conduct of the Business beginning with the fiscal year ended December 31, 2015 (each such vendor, a “Material Vendor”). The Company has not received written notice from any Material Vendor that such Material Vendor is canceling or otherwise modifying its relationship with the Company in any manner that will, or to the Knowledge of the Sellers, is reasonably likely to, reduce the availability of goods or services to the Company or the price that the Company pays for such goods or services.

3.22 Accounts Receivable. Except as set forth on Schedule 3.22, each account receivable reflected on the Latest Balance Sheet and the accounts receivable arising after the date thereof through the Closing Date (a) have arisen in bona fide transactions entered by the Company in the Ordinary Course of Business, and (b) are or will be (to the extent not yet arisen) valid claims of the Company not subject to claims of set-off or other counterclaims, other than normal cash discounts accrued in the Ordinary Course of Business. Except to the extent paid prior to the Closing Date, such accounts receivable are or will be as of the Closing Date current and to the Knowledge of the Sellers, collectible net of the respective reserves shown on the Latest Balance Sheet or as set forth on Seller’s statement setting forth Estimated Net Working Capital pursuant to Section 1.05(b) hereof, which reserves are accurate in all material respects and calculated in accordance with GAAP.

3.23 Product or Service Warranties. Except as set forth on Schedule 3.23 and for warranties under applicable law (if any) or warranties entered into in the Ordinary Course of Business, (a) there are no warranties, express or implied, written or oral, with respect to the products or services offered for sale by the Company except in the Ordinary Course of Business, and (b) there are no pending or, to the Knowledge of the Sellers, threatened claims with respect to any such warranties.

3.24 Insurance. All insurance policies maintained by the Company and/or Parent in connection with the Business provide coverage that is reasonable and appropriate in character and amount for the Business. Each such insurance policy is in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy.

3.25 Permits. All Permits required for the Company to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by the Company and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Schedule 3.25 lists all current Permits issued to the Company or its Affiliates which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. To the Knowledge of the Sellers, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 3.25.

3.26 Solvency. Assuming the representations and warranties set forth in Article 5 are true and correct, immediately after giving effect to the transactions contemplated by this Agreement, the Company shall be able to pay its debts as they become due and shall have access through a contribution by Parent or otherwise to an amount in Cash which has a value greater than the amounts required to pay its respective debts (including a reasonable estimate of the amount of all contingent Liabilities). No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company.

3.27 No Other Representations or Warranties. Except for the representations expressly contained in this Article 3 or in any Ancillary Document, the Company makes no other representations or warranties of any kind or nature, express or implied (including representations or warranties of merchantability, usage, suitability or fitness for any particular purpose, workmanship, or the absence of any defects therein, whether latent or patent).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PARENT

The Parent represents and warrants to the Purchaser that the statements in this Article 4 are correct and complete as of the date of this Agreement.

4.01 Organization and Power. The Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and each Ancillary Document to which the Parent is a party and perform its obligations hereunder and thereunder.

4.02 Authorization; No Breach; Valid and Binding Agreement.

(a) The execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Parent is, or at the Closing, will be, a party and the consummation by the Parent of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on the part of the Parent are necessary to authorize the execution, delivery or performance of this

Agreement and each of the Ancillary Documents to which the Parent is , or at the Closing, will be, a party and the consummation by the Parent of the transactions contemplated herein or therein.

(b) Except as set forth on Schedule 4.02(b), the execution, delivery and performance by the Parent of this Agreement and the Ancillary Documents to which the Parent is, or at the Closing, will be, a party and the consummation by the Parent of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Parent’s certificate of formation or operating agreement (or equivalent organizational documents), (ii) except as set forth on Schedule 4.02(b) require the consent, notice, approval under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any material Contract or material Permit to which the Parent is a party or by which the Parent is bound; or (iii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Parent.

(c) This Agreement has been, and at the Closing, each of the Ancillary Documents to be executed by the Parent will be, duly executed and delivered by the Parent and, assuming that this Agreement and each Ancillary Document to which the Parent is, or at the Closing, will be, a party are valid and binding obligations of the other parties hereto, constitute valid, legal and binding obligations of the Parent, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.03 Governmental Consents. No consent, authorization, order or approval of, or filing, notice or registration to or with, any Governmental Authority is required on the part of it’s the Parent in connection with its execution, delivery or performance of this Agreement and the Ancillary Documents to which the Parent is, or at the Closing, will be, a party or the consummation of the transactions contemplated hereby and thereby.

4.04 Litigation. There are no charges, complaints, suits or proceedings pending or, to the Knowledge of the Sellers, threatened against the Parent, at law or in equity, before or by any Governmental Authority which would adversely affect the Parent’s performance under this Agreement or the consummation of the transactions contemplated hereby. The Parent is not subject to any outstanding judgment, order or decree of any court or other Governmental Authority which would adversely affect the Parent’s performance under this Agreement or the Ancillary Documents to which the Parent is, or at the Closing, will be, a party or the consummation of the transactions contemplated hereby or thereby.

4.05 Brokerage. Except for GCA Savvian, no Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the consummation of the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Parent.

4.06 No Other Representations or Warranties. Except for the representations expressly contained in this Article 4 or in any Ancillary Document, the Parent makes no other representations or warranties of any kind or nature, express or implied (including representations or warranties of merchantability, usage, suitability or fitness for any particular purpose, workmanship, or the absence of any defects therein, whether latent or patent).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company and the Parent that the statements in this Article 5 are correct and complete as of the date of this Agreement.

5.01 Organization and Power. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. The Purchaser has full corporate power and authority to enter into this Agreement and each Ancillary Document to which it is, or at the Closing, will be, a party and perform its obligations hereunder and thereunder.

5.02 Authorization; No Breach; Valid and Binding Agreement.

(a) The execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Purchaser is, or at the Closing, will be, a party and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution, delivery or performance of this Agreement and each of the Ancillary Documents to which the Purchaser is, or at the Closing, will be, a party and the consummation by the Purchaser of the transactions contemplated herein or therein.

(b) Except as set forth on Schedule 5.02(b) the execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Documents to which the Purchaser is, or at the Closing, will be, a party and the consummation by the Purchaser of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Purchaser’s certificate of formation or operating agreement (or equivalent organizational documents), (ii) except as set forth on Schedule 5.02(b), require the consent, notice, approval under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any material Contract or material Permit to which the Purchaser is a party or by which it is bound; or (iii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Purchaser.

(c) This Agreement has been, and at the Closing, each of the Ancillary Documents to be executed by the Purchaser will be, duly executed and delivered by each Purchaser and, assuming that this Agreement and each Ancillary Document to which the Purchaser is a party are valid and binding obligations of the other parties hereto, constitute valid, legal and binding obligations of the Purchaser, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.03 Governmental Consents. No consent, authorization, order or approval of, or filing, notice or registration to or with, any Governmental Authority is required on the part of the Purchaser in connection with its execution, delivery or performance of this Agreement and the Ancillary Documents to which the Purchaser is, or at the Closing, will be, parties or the consummation of the transactions contemplated hereby and thereby.

5.04 Litigation. There are no charges, complaints, suits or proceedings pending or, to the Purchaser’s knowledge, threatened against the Purchaser, at law or in equity, before or by any Governmental Authority which would adversely affect the Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby. The Purchaser is not subject to any outstanding judgment, order or decree of any court or other Governmental Authority which would adversely affect the Purchaser’s performance under this Agreement or the Ancillary Documents to which the Purchaser is, or at the Closing, will be, a party or the consummation of the transactions contemplated hereby.

5.05 Brokerage. No Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the consummation of the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser.

5.06 No Other Representations or Warranties. Except for the representations expressly contained in this Article 5 or in any other agreement, document or other instrument required hereby to be delivered at the Closing, the Purchaser makes no other representations or warranties of any kind or nature, express or implied (including representations or warranties of merchantability, usage, suitability or fitness for any particular purpose, workmanship, or the absence of any defects therein, whether latent or patent).

5.07 Equity Commitment Letter; Sufficiency of Funds.

(a) Purchaser has delivered to Sellers true and complete copies of the executed equity commitment letter of RPII Oracle LP (“Raine”), dated as of the date hereof (the “Equity Commitment Letter”). The Equity Commitment Letter is valid, binding and in full force and effect and to the knowledge of the Purchaser, no event has occurred that, with or without notice, lapse or time or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of the Purchaser under the terms and conditions of the Equity Commitment Letter. As of the date hereof, no amendments, modifications or alterations have been made to the Equity Commitment Letter as provided to the Sellers and no commitment under the Equity Commitment Letter has been withdrawn or rescinded.

(b) As of the date hereof, the Purchaser does not have any reason to believe it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in the Equity Commitment Letter on the Closing Date, nor does the Purchaser have any knowledge that Raine will not perform its obligations thereunder.

(c) At Closing and subject to the terms and conditions of the Equity Commitment Letter, the Purchaser will have: (i) cash on hand; and (ii) amounts provided pursuant to the Equity Commitment Letter, which will, in the aggregate, be sufficient to pay the Purchase Price when due and to otherwise satisfy its financial obligations hereunder on the Closing Date.

5.08 Solvency. Assuming the representations and warranties set forth in Article 3 are true and correct, immediately after giving effect to the transactions contemplated by this Agreement, the Purchaser shall be able to pay its debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay its respective debts (including a reasonable estimate of the amount of all contingent Liabilities). Assuming the representations and warranties set forth in Article 3 are true and correct, immediately after giving effect to the transactions contemplated by this Agreement, the Purchaser shall have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of a Purchaser.

5.09 Exclusive Reliance on Representations and Warranties. The Purchaser acknowledges that it has relied solely on the express representations and warranties of the Company set forth in Article 3, as such representations and warranties have been modified by the Disclosure Schedules hereto, and the representations and warranties of the Parent set forth in Article 4 and as set forth in any Ancillary Document hereby to be delivered by a Seller at the Closing, and that the Sellers have not made and do not make any representation or warranty, either express or implied (except as provided in Article 3 and Article 4, as such representations and warranties have been modified by the Disclosure Schedules hereto, and as set forth in any Ancillary Document required hereby to be delivered at the Closing), including as to the accuracy or completeness of any of the information made available to the Purchaser or with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses, future results of operations or future financial condition of the Business.

ARTICLE 6

PRE-CLOSING COVENANTS

6.01 Conduct of the Business.

(a) During the period from the date of this Agreement to the earlier of the Closing and the Termination Date (the “Pre-Closing Period”), the Company shall (i) conduct its business in the Ordinary Course of Business; and (ii) use its commercially reasonable efforts to: (A) maintain and preserve the Business in all material respects in the Ordinary Course of business; (B) maintain the ordinary and customary relationships of the Business with its customers, distributors, suppliers, licensors, employees, regulators and other stakeholders; and (C) maintain in all material respects the Purchased Assets in the Ordinary Course of Business.

(b) Without limiting the foregoing provisions of Section 6.01(a) hereof, during the Pre-Closing Period, except as otherwise provided for by this Agreement (including as set forth on Schedule 6.01(b)) or consented to in writing by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), the Company shall:

(i) not effect any recapitalization, reclassification, stock split or like change in its capitalization;

(ii) not amend its certificate of formation or operating agreement (or equivalent organizational documents);

(iii) not take any action which, if such action had been taken during the time period covered by Section 3.08, would require disclosure pursuant to Section 3.08;

(iv) preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(v) maintain the properties and assets included in the Purchased Assets in substantially the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(vi) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(vii) pay the debts, Taxes and other obligations of the Business when due, except such debts, Taxes and other obligations the amount or validity of which are being contested in good faith;

(viii) defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation consistent with past practice of the Company;

(ix) perform all of its obligations under all Assigned Contracts;

(x) maintain the Company’s books and records in accordance with past practice;

(xi) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets;

(xii) use its commercially reasonable efforts to preserve and maintain the Business and the rights, franchises, goodwill and relationships of its employees, customers, vendors, regulators and others having relationships with the Business; and

(xiii) not take or permit any action that would cause any of the changes, events or conditions described in this Section 6.01(b) to occur.

6.02 Pre-Closing Access to Books and Records. During the Pre-Closing Period, the Company shall provide the Purchaser and their authorized representatives (the “Purchaser’s Representatives”) with full and free access during normal business hours and upon reasonable notice to the executive officers, books and records (including financial, operating and other data and information) of the Company related to the Business, the Purchased Assets and the Assumed Liabilities; provided that (a) such access does not materially interfere with the normal operations of the Company, (b) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, (c) all requests for such access shall be directed to such Person(s) as the Parent may designate in writing from time to time (collectively, the “Designated Contacts”), and (d) nothing herein shall require the Company to provide access to, or to disclose any information to, the Purchaser or any of its representatives if such access or disclosure (w) would cause significant competitive harm to the Company if the transactions contemplated by this Agreement are not consummated, (x) would waive any legal privilege, or (y) would be in violation of applicable Laws of any Governmental Authority or the provisions of any agreement to which the Company is a party. Notwithstanding the foregoing, the Company may redact from such books and records any non-public information about the Parent or its Affiliates prior to providing such books and records to the Purchaser. During the Pre-Closing Period, except to the extent required by the terms of this Agreement, the Purchaser shall not, (and shall cause their employees, agents, advisors, counsel, representatives and Affiliates not to) contact any officer, director, employee, customer, supplier, distributor, lessee, lessor, lender, noteholder or other material business relation of the Company prior to the Closing without the prior written consent of the Company, such consent not to be unreasonably withheld.

6.03 Notification. During the Pre-Closing Period, the Company and the Parent shall disclose to the Purchaser in writing any material variances from the representations and warranties made by the Company or the Parent in this Agreement and any fact or event that constitutes a material breach of the covenants in this Agreement made by the Company or the Parent. During the Pre-Closing Period, the Purchaser shall disclose in writing any material variances from the representations and warranties made by the Purchaser in this Agreement and any fact or event that constitutes a material breach of the covenants in this Agreement made by the Purchaser. Notwithstanding the foregoing but subject to Section 6.04 hereof, no such disclosure shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any party to this Agreement or any Ancillary Document.

6.04 Disclosure Schedule; Updates. If necessary, on a periodic basis, at any time prior to the date which is ten (10) days prior to anticipated Closing Date, the Sellers may supplement or amend the Disclosure Schedules and deliver such amendment or supplement with respect to any event, circumstance or development that arises between the date hereof and the Closing Date and would render untrue any representation or warranty made in Article 3 and Article 4. Any such amendment or supplement shall be in writing, shall reference this Section 6.04, shall be signed by an officer of the Company and shall be delivered pursuant to Section 11.02 hereof. If any such amendment or supplement triggers a right of the Purchaser to terminate this Agreement pursuant to Article 8 and the Purchaser does not exercise its right to terminate this Agreement within ten (10) days, then such amendment or supplement shall be deemed to have amended the Disclosure Schedules, to have modified the representations contained in

Article 3 and Article 4 and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the event, circumstance or development (and the Sellers shall have no Liability to the Purchaser with respect to such event, circumstance or development) and the Purchaser shall be deemed to have irrevocably waived any right to indemnification under Article 9 with respect to such events, circumstances or developments. If any such amendment or supplement does not trigger a right of the Purchaser to terminate this Agreement pursuant to Article 8, then such amendment or supplement shall not be deemed to have amended the Disclosure Schedules and shall not cure any misrepresentation or breach of warranty (including for the purposes of determining whether or not the conditions set forth in Article 2 have been satisfied) and the Purchaser shall continue to be entitled to any right to indemnification under Article 9 with respect to such events, circumstances or developments notwithstanding such amendment or supplement.

6.05 Third Party Consents. The Company shall use commercially reasonable efforts to obtain all consents and other materials that are a condition to the Closing; provided, however, that the Company shall not be required to incur undue expense, make payments to the Person from whom consent is required (except as expressly required under the terms of the underlying agreement) or amend or waive the terms of any Contract or arrangement between such party and the Person from whom consent is required as a condition to obtaining such consent.

6.06 Reasonable Best Efforts. Subject to the terms of this Agreement, each of the Purchaser and the Sellers shall use its reasonable best efforts to cause the conditions to the other parties’ obligations to consummate the Closing to be satisfied and for the Closing to occur as promptly as practicable, and no party shall take any action designed to prevent, impede or delay the Closing.

6.07 Pre-Closing Confidentiality. Each of the Purchaser and the Company acknowledges that (a) during the Pre-Closing Period and (b) in the event this Agreement is terminated pursuant to Article 8, from and after the Termination Date, the confidentiality agreement, dated November 18, 2015 by and between the Purchaser Parent and Parent (the “Confidentiality Agreement”) remains in full force and effect and each of the Purchaser and the Company remain bound by the terms of such Confidentiality Agreement.

6.08 Exclusivity.

(a) Prior to the Closing, the Sellers shall not, and shall not permit their Affiliates to, and shall authorize their respective officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiry, proposal, offer or discussion with any party (other than the Purchaser or its representatives) concerning any Competing Transaction, (ii) make available any information concerning the business, properties or assets of the Business to any party (other than the Purchaser and its representatives) in connection with a Competing Transaction or (iii) engage in negotiations or enter into any agreement with any party (other than the Purchaser and its representatives) concerning any Competing Transaction. For purposes of this Agreement, a “Competing Transaction” means any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale or license of material assets or similar business transaction involving the Business, the Company, or the Purchased Assets.

(b) The Sellers shall, and shall cause their Affiliates and representatives, immediately upon execution of this Agreement, to terminate any communications, discussions or negotiations relating to a Competing Transaction that are ongoing as of the date of this Agreement; provided that the Sellers may notify any third party as to which discussions or negotiations are ongoing as of the date of this Agreement of the existence of its obligations under this Section 6.08.

(c) If the Sellers or their Affiliates or their respective representatives receive any inquiry, proposal or offer relating to a Competing Transaction, the Sellers shall promptly, but in no event more than thee (3) Business Days after such receipt, notify the Purchaser of and provide copies of any such inquiry, proposal or offer, except to the extent that doing so would be a breach of any confidentiality agreement or obligation that is in effect on the date of this Agreement that is binding on the Sellers or their Affiliates.

6.09 Elimination of Intercompany Arrangements. The Company shall take all actions necessary to cause all Contracts and all resulting payables, receivables, liabilities and other obligations between the Company and its Affiliates to be settled, unwound, cancelled, or terminated, as applicable, as of the Closing except to the extent (a) that such Contracts are unrelated to the Business and do not constitute Assigned Contracts, or (b) are expressly provided for in the Transition Services Agreement.

ARTICLE 7

OTHER AGREEMENTS

7.01 Employee Matters.

(a) Prior to the Closing Date, the Purchaser shall make offers of employment to the employees of the Company engaged in the Business (the “Company Employees”) set forth on Section 7.01(a) of the Disclosure Schedule on terms and conditions determined by the Purchaser, which terms and conditions shall include: (i) a position at a primary work location that does not cause the employee’s daily round-trip commuting distance to increase by more than 50 miles from immediately prior to the Closing Date, (ii) base salary not less than that provided immediately prior to the Closing Date and (iii) health, welfare and retirement benefits (excluding, for the avoidance of doubt, any severance or termination benefits, equity-based or equity-linked compensation, change in control, transaction or retention bonuses, retiree welfare benefits or defined benefit pension plans) that are substantially similar, in the aggregate, to those provided: (i) to such employee by the Company or the Parent immediately prior to Closing; or (ii) to similarly situated employees of the Purchaser Parent immediately prior to the Closing. Company Employees who accept such offers of employment (such Company Employees, the “Transferred Employees”) shall become employees of the Purchaser effective as of the Closing Date.

(b) The Purchaser and its Affiliates shall use commercially reasonably efforts to treat, and to cause each benefit plan, program, practice, policy and arrangement sponsored, maintained or contributed to by the Purchaser or any of its Affiliates after the Closing and in which any Transferred Employee (or the spouse, domestic partner or dependent of any Transferred Employee) participates or becomes eligible to participate (each, a “Purchaser Benefit Plan”) to treat, for purposes of determining eligibility to participate, vesting and, solely with respect to severance, vacation, sick leave and similar paid time off benefits, benefit accrual and entitlement, all service with the Company and its Affiliates (and predecessor employers to the extent the Company or any of its Affiliates, or the analogous Employee Plan, provides past service credit) as service with the Purchaser and its Affiliates (except to the extent that such credit would result in duplication of benefits). The Purchaser and its Affiliates shall use commercially reasonable efforts to cause each Purchaser Benefit Plan (a) to waive any and all eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations and exclusions with respect to each Transferred Employee and his or her spouse, domestic partner and dependents to the extent waived, satisfied or not included under the analogous Employee Plan (in which the applicable Transferred Employee participated immediately prior to the Closing Date), and (b) to recognize for each Transferred Employee and his or her spouse, domestic partner and dependents for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Purchaser Benefit Plan any deductible, co-payment and out-of-pocket expenses paid by the Transferred Employee and his or her spouse, domestic partner and dependents under an analogous Employee Plan during the plan year of such Employee Plan in which the Closing Date occurs.

(c) The Company or its Affiliates shall be responsible for satisfying health care continuation coverage rights and obligations pursuant to Section 4980B of the Code or Part 6 of Title I of ERISA or similar state law with respect to all Company Employees and all M&A Qualified Beneficiaries (within the meaning of Section 4980B of the Code and applicable Treasury Regulations).

(d) The Company or its Affiliates shall be solely responsible for all termination and severance benefits, costs, charges and liabilities of any nature incurred with respect to the termination by the Company of a Company Employee prior to, on or after the Closing Date. The Purchaser shall provide Transferred Employees with an initial accrual of PTO days at least equal to the number of PTO days accrued by such Transferred Employees immediately prior to the Closing Date and shall permit Transferred Employees to take PTO days in a manner no less favorable to Transferred Employees than permitted prior to the Closing Date.

(e) Notwithstanding anything in this Section 7.01 to the contrary, the Purchaser and Sellers acknowledge and agree that all Excluded Employee Liabilities shall be and remain solely obligations of Sellers, and Purchaser shall not assume or otherwise incur any obligation with respect to any Excluded Employee Liability.

(f) Nothing in this Section 7.01 will: (i) confer upon any Transferred Employee, or any representative of any Transferred Employee, or any Governmental Authority or other third party any rights, claims, benefits, causes of actions or remedies, including any right to employment or continued employment for any period or terms of employment, of any nature whatsoever; (ii) be interpreted to prevent or restrict the Purchaser or its Affiliates from modifying or terminating the employment or terms of employment of any Transferred Employee, including the amendment or termination of any employee benefit or compensation plan, program or arrangement, after the Closing; or (iii) be treated as an amendment or other modification of any Employee Plan or any other employee benefit plan or arrangement.

(g) For a period of sixty-one (61) days following the Closing, the Purchaser will not affect any plant closing or mass layoff with respect to Transferred Employees that would require notification under or violate the WARN Act or any similar state or local Law requiring notice to employees of a plant closing, mass layoff or similar action.

7.02 Post-Closing Access to Books and Records. From and after the Closing, the Purchaser shall provide the Sellers and their representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of the Company related to the Purchased Assets with respect to periods or occurrences prior to or on the Closing Date in connection with any matter relating to or arising out of this Agreement or the transactions contemplated hereby; provided that (a) such access does not materially interfere with the normal operations of the Purchaser, (b) all requests for such access shall be directed to such Person(s) as the Purchaser may designate in writing from time to time, and (c) nothing herein shall require the Purchaser to provide access to, or to disclose any information to, the Sellers or any of their representatives if such access or disclosure (x) would waive any legal privilege or (y) would be in violation of applicable Laws of any Governmental Authority or the provisions of any agreement to which the Purchaser is a party.

7.03 Confidentiality. From and after the Closing Date, without the prior written consent of the Purchaser, the Sellers shall (i) not use the confidential information related to the Business that is included in the Purchased Assets (the “Confidential Information”); and (ii) hold the Confidential Information in strict confidence, and without limiting the foregoing, not disclose the Confidential Information to any Person (other than the Purchaser or the Purchaser’s Affiliates); provided, however, that the agreements in clause (ii) will not apply to the extent that (A) the same information is currently publicly available or becomes publicly available and that such public availability does not result from the misappropriation or improper disclosure, directly or indirectly, of such information by the Company; (B) the Confidential Information is required by applicable Law to be disclosed, but then only (1) to the extent disclosure is required and (2) after undertaking in good faith to give the Purchaser notice of such obligation so that it may seek a protective order or other similar or appropriate relief or (C) the Confidential Information is being disclosed solely as part of a proceeding initiated with respect to the enforcement of the Company’s rights hereunder or under any agreement or transaction contemplated hereby.

7.04 Tax Matters. The provisions of this Section 7.04 shall govern the allocation of responsibility as between the Purchaser, on the one hand, and the Company and the Parent, on the other hand, for certain Tax matters following the Closing:

(a) Responsibility for Filing Tax Returns. The Company or the Parent, as the case may be, shall prepare and timely file or cause to be prepared and timely filed all Tax

Returns that are required to be filed by the Company or the Parent after the Closing Date with respect to the Business or the Purchased Assets for taxable periods ending on or before the Closing Date. All such Tax Returns shall be prepared in a manner consistent with the past custom and practice of the Company or the Parent, as the case may be, but in all events as required by applicable Law. The Company or the Parent shall provide to the Purchaser a draft copy of each such Tax Return that does not relate to income (including, in this case, business and occupation) Taxes at least twenty (20) Business Days prior to the due date for such Tax Return, and no such Tax Return shall be filed by the Company or the Parent, as the case may be, without the prior written consent of the Purchaser, such consent not to be unreasonably withheld, conditioned or delayed. The Company or the Parent shall timely pay or cause to be timely paid all Taxes of or with respect to the Company and the Business and its assets, income and operations that are attributable to or allocable to any Pre-Closing Tax Period. If not already so prepared and filed, the Purchaser shall prepare and timely file or cause to be prepared and timely filed any Tax Returns with respect to property Taxes on the Purchased Assets covering any Straddle Period. All such Tax Returns shall be prepared in a manner consistent with the past custom and practice of the Company or the Parent, as the case may be, but in all cases as required by applicable Law. The Purchaser shall provide to the Company a draft copy of each such Tax Return at least twenty (20) Business Days prior to the due date of each such Tax Return, and no such Tax Return shall be filed by the Purchaser without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed. The Company shall pay to the Purchaser no later than five (5) Business Days prior to the due date the Company’s share of any such property Taxes as determined in accordance with Section 7.06.

(b) Cooperation. The Company and the Parent, on the one hand, and the Purchaser, on the other hand, shall use commercially reasonably efforts to provide the other party with such assistance (including providing copies of any Tax Returns or Tax records) as may be reasonably requested in connection with the preparation or review of any Tax Return or any audit or other examination by any taxing authority or judicial or administrative proceeding relating to Taxes with respect to the Company, the Business or the Purchased Assets. The party responsible by Law for the conduct of any such judicial or administrative proceeding shall reasonably cooperate with the other party in the conduct and resolution of any such judicial or administrative proceeding if the resolution of such proceeding is reasonably likely to have a material adverse effect on the other party, provided that a party’s compliance with Law shall not constitute a failure to reasonably cooperate.

(c) Transfer Taxes. The Company and the Purchaser shall each timely pay fifty percent (50%) of any stamp duty, sales, use or excise Tax, real estate transfer Tax, recording charges, conveyance fees or other Taxes, fees and charges of a similar nature (excluding, for the avoidance of doubt, any Taxes based upon or imposed with respect to income or gains) imposed as a result of the purchase and sale of the Purchased Assets contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties, interest or additions to Tax with respect to the Transfer Taxes. The Company and the Parent shall be responsible for preparing and timely filing any Tax Returns with respect to, and the payment of, the Transfer Taxes, and the Purchaser agrees to cooperate with the Company in the timely filing of any such returns, including promptly supplying any information in its possession that is reasonably necessary to complete such returns and timely paying to the Company the Purchaser’s fifty percent (50%) share of Transfer Taxes.

7.05 Purchase Price Allocation.

(a) The Purchaser and the Sellers agree that, for the Purchaser’s and Company’s respective federal, state and local income tax purposes, the Purchase Price shall be allocated among the Purchased Assets as mutually agreed by the Purchaser and the Company in a manner consistent with Section 1060 of the Code and the Treasury Regulations thereunder.

(b) Within 30 days after the determination of the Final Net Working Capital, the Parent shall prepare and deliver to the Purchaser a schedule (an “Allocation Schedule”) allocating the sum of the Purchase Price and the Assumed Liabilities (the “Tax Price”) among the Purchased Assets, in such amounts reasonably determined by the Purchaser to be consistent with Section 1060 of the Code and the Treasury Regulations thereunder.

(c) The Purchaser shall have a period of 45 days after the delivery of the Allocation Schedule (the “Allocation Response Period”) to present in writing to the Parent notice of any objections the Purchaser may have to the allocations set forth therein (an “Objections Notice”). Unless the Purchaser timely objects, such Allocation Schedule shall be binding on the parties without further adjustment, absent manifest error.

(d) If the Purchaser shall raise any objections within the Allocation Response Period, the Purchaser and the Company shall negotiate in good faith and use commercially reasonable efforts to resolve such dispute. If the parties fail to agree within 15 days after the delivery of the Objections Notice, then the disputed items shall be resolved by the Accountant, whose determination shall be final and binding on the parties. The Accountant shall resolve the dispute within 30 days after the disputed items have been referred to it. The costs, fees and expenses of the Accountant shall be borne equally by the Company and the Purchaser.

(e) For all income Tax purposes, the Purchaser and the Company shall (and shall cause their Affiliates to) report the allocation of the Tax Price among the Purchased Assets in a manner consistent with such allocation as finally determined pursuant to this Section 7.05(d), and none of them shall take any position inconsistent therewith in any income Tax Return or in any administrative or judicial proceeding with respect to Taxes, unless required to do so by applicable Law.

7.06 Straddle Period. For purposes of this Agreement, in the case of any Taxes with respect to the Business or Purchased Assets that are payable with respect to any Tax period that begins before and ends after the Closing Date (a “Straddle Period”), the portion of any such Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date shall: (i) in the case of Taxes that are either (A) based upon or related to income or receipts (including, without limitation, income and employment withholding Taxes), or (B) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), but not including any Taxes described in Section 7.04(c), be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date; and (ii) in the case of all other Taxes, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

7.07 Non-Assignable Contracts. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any of the Assigned Contracts or Permits or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a default thereunder or in any way adversely affect the rights of the Purchaser thereunder or thereto. Without in any way limiting the Company’s obligation to obtain the consents required as a condition to Closing as provided in this Agreement for the sale, transfer, assignment and delivery of the Assigned Contracts and other Purchased Assets to the Purchaser hereunder, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and the Closing hereunder is consummated, following the Closing Date, the Company shall use commercially reasonable efforts to obtain such consent and shall cooperate with the Purchaser in any reasonable arrangement designed to provide the Purchaser with the rights and benefit (subject to the obligations and liabilities) under any such Assumed Contract or other Purchased Asset; provided that the Purchaser shall indemnify and hold harmless the Company and its Affiliates from any and all Liabilities arising from or based on the Company’s actions taken pursuant to the arrangements expressly requested or expressly directed by the Purchaser (or such non-action as expressly requested or expressly directed by the Purchaser, as the case may be) pursuant to this Section 7.07.

7.08 Business Name. From and after the Closing, the Company shall not use the name “InfoSpace” or “How Stuff Works”, any variation thereof or any name confusingly similar thereto, for any commercial purpose whatsoever. The Company hereby agrees to submit to the Office of the Secretary of State of the State of Delaware within five (5) Business Days after the Closing Date a certificate of amendment amending its certificate of incorporation so that the corporate name of the Company does not include the name “InfoSpace,” “How Stuff Works”, any variation thereof or any name confusingly similar thereto.

7.09 Further Assurances. From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement. If, following the Closing, any right, property or asset not forming part of the Purchased Assets, or any Liability not forming part of the Assumed Liabilities, is found to have been transferred to the Purchaser in error, either directly or indirectly at or prior to Closing, the Purchaser shall transfer, at no cost, and the Company or the Parent shall accept the transfer of, such right, property, asset (and any related liability) or Liability as soon as practicable to the Company or the Parent. If, following the Closing, any right, property or asset forming a part of the Purchased Assets, or Liability which formed a part of the Assumed Liabilities, is found to have been retained by the Company or one of its Affiliates in error, either directly or indirectly, the Company shall transfer, and Parent shall cause the applicable Company Affiliate to transfer, at no cost, such right, property or asset as soon as practicable to the Purchaser or their designee. If any right, property or asset (other than a Purchased Asset or Excluded Asset) that was: (i) prior to Closing, exclusively used, or exclusively held for use in connection with the Business; and (ii) owned by the Parent or any of its Affiliates (other than the Company) is found to have not been transferred into the ownership of the Purchaser, Parent shall, or shall cause the applicable Affiliate to transfer, at no cost, such right, property or asset as soon as practicable to the Purchaser or its designee.

7.10 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing any other announcement or general communication to the employees, customers or suppliers of the Company, shall be issued or made by any party hereto without the joint approval of the Purchaser and the Sellers, unless required by Law or the applicable rules of any stock exchange on which the Purchaser, the Sellers or their respective Affiliates list securities (in each case, in the reasonable opinion of counsel). Nothing herein shall prevent the Company from notifying its employees, customers or suppliers of the transactions contemplated herein prior to the Closing as is necessary or desirable to facilitate the consummation of such transactions.

7.11 Restrictive Covenants.

(a) For a period of three (3) years from the Closing Date, without the prior written consent of the Purchaser, as to any Transferred Employee (a “Restricted Person”), each of the Company and the Parent agree that it shall not, and that it shall cause its Affiliates not to, directly or indirectly, either (i) solicit for employment or hire any Restricted Person (in each case, irrespective of whether that Restricted Person is then employed by the Purchaser or its Affiliates), or (ii) otherwise induce any Restricted Person to discontinue its, his or her employment or business relationship with the Business, the Purchaser or its Affiliates; provided, that the Parent and its Affiliates shall not be precluded and nothing in this Section 7.11(a) shall preclude the Parent or its Affiliates from soliciting or hiring, or taking any other action with respect to any individual (A) whose employment was terminated by the Purchaser or its Affiliates other than due to a voluntary resignation by that individual or (B) whose employment with the Purchaser or its Affiliates ceased due to voluntary resignation at least six (6) months prior to the commencement of employment discussions between such individual and the Parent or its Affiliates and provided, further, that the Parent and its Affiliates shall not be restricted from engaging in general solicitations or advertising not targeted at Restricted Persons.

(b) As a material inducement to the Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, each Seller agrees that commencing on the Closing Date for a period of three (3) years thereafter, without the prior written consent of the Purchaser, it shall not, and it shall cause its Affiliates not to, do any of the following:

(i) engage in, advise or assist any other person or business to engage in, or acquire or own an interest in (in whole or in part) any Restricted Business in (w) the world, (x) the United States, (y) in any market or geographic area where the Parent or the Company operates the Business or offers or provides any products or services related to the Business at the time of the Closing, and (z) in any market or geographic area where the Purchaser, Purchaser Parent, or any of their respective Affiliates operates the Business or offers or provides any products or services related to the Business after the Closing; or

(ii) solicit, divert or take away the business or patronage of any individual, corporation or other entity which is at the time of the Closing, or which was in the two-year period prior the Closing, a client, customer or account of the Parent or the Company; or

(iii) induce, encourage or assist any client, customer, or vendor of the Business to reduce, terminate, restrict or otherwise materially and adversely alter its business relationship with the Purchaser, Purchaser Parent, or any of their Affiliates.

(c) Each Seller hereby expressly acknowledges that the covenants contained in this Section 7.11 are integral to the purchase of the Purchased Assets and the Business by the Purchaser and that without the protection of such covenants, the Purchaser would not have entered into this Agreement. Each Seller hereby further acknowledges that money damages will be impossible to calculate and may not adequately compensate the Purchaser and/or its Affiliates in connection with an actual or threatened breach of the provisions of this Section 7.11. Accordingly, the Purchaser shall be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction. In addition, the Purchaser shall be entitled to pursue any other available remedies at law or equity, including the recovery of money damages, in respect of the actual breach of the provisions of this Section 7.11.

(d) In the event that any covenant contained in this Section 7.11 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 7.11 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

7.12 Post-Closing Reconciliations.

From and after the Closing, in the event payment for any accounts receivable or other amounts due to the Purchaser are received by the Company, the Company agrees to hold in trust and deliver to the Purchaser promptly following receipt thereof any such payments, including any checks or electronic Cash deposits, as well as any mail or other documents that it receives pertaining to the Business, Purchased Assets or the Assumed Liabilities, provided, that any such checks or Cash was taken into account in the calculation of Net Working Capital pursuant to Section 1.06 hereof. The Company agrees to maintain, for a reasonable period of time (not to exceed six months), the bank account(s) and lockbox(s) that were used, immediately prior to the Closing Date, to receive customer payments relating to the Business. Purchaser agrees to hold in trust and deliver to the Company promptly following receipt thereof any mail, checks, electronic cash deposits, or documents that it receives pertaining to matters other than the Business or the Purchased Assets or that were not taken into account in the calculation of Net Working Capital pursuant to Section 1.06 hereof.

7.13 Specified Accounts Receivable.

In the event that any Specified Accounts Receivable (or any part thereof) are excluded from the Current Assets on the Closing Statement and the Purchaser subsequently recovers such amount (or any part thereof), the Purchaser shall, promptly following such recovery, pay to the Company (or a designee thereof) an amount equal to: (i) the amount so recovered (net of any costs incurred by the Company in connection with such recovery) minus (ii) the amount of any corresponding Specified Accounts Payable that Purchaser subsequently pays to the applicable payees thereof.

ARTICLE 8

TERMINATION

8.01 Termination. This Agreement may be terminated at any time prior to the Closing (such effective date of termination, the “Termination Date”):

(a) by the mutual written consent of the Purchaser and the Seller;

(b) by the Purchaser, if there has been a material violation or breach by the Sellers of any covenant, representation or warranty contained in this Agreement (including any such violation or breach which results from an event, circumstance or development which is set out on a supplement or amendment to the Disclosure Schedules delivered by the Sellers pursuant to Section 6.04) that has prevented the satisfaction of any condition to the obligations of the Purchaser to consummate the Closing and such violation or breach has not been waived in writing by the Purchaser and, if capable of being cured, shall not have been cured by the Company or the Parent, as applicable, prior to the earlier of (x) ten (10) Business Days after receipt by the Company of written notice thereof from the Purchaser and (y) the End Date; provided that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to the Purchaser at any time that a Purchaser has violated, or is in breach of, any covenant, representation or warranty hereunder, if such breach has prevented satisfaction by the Company or the Seller of any condition to the obligations of the Purchaser to consummate the Closing hereunder;

(c) by the Sellers, if there has been a material violation or breach by the Purchaser of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of the Sellers to consummate the Closing and such violation or breach has not been waived in writing by the Sellers and, if capable of being cured, shall not have been cured by the Purchaser prior to the earlier of (x) ten (10) Business Days after receipt by the Purchaser of written notice thereof from the Seller and (y) the End Date (provided that the failure to deliver the payments required under Section 1.05 at the Closing as required hereunder shall not be subject to cure hereunder); provided that the right to terminate this Agreement pursuant to this Section 8.01(c) shall not be available to the Sellers at any time that the Sellers have violated, or are in breach of, any covenant, representation or warranty hereunder, if such breach has prevented satisfaction by the Purchaser of any condition to the obligations of the Sellers to consummate the Closing hereunder;

(d) by the Purchaser, if the transactions contemplated by this Agreement have not been consummated on or before August 30, 2016 (the “End Date”); provided that the Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 8.01(d) if the Purchaser’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby by such date;

(e) by the Company, if the transactions contemplated by this Agreement have not been consummated on or before the End Date; provided that the Seller shall not be entitled to terminate this Agreement pursuant to this Section 8.01(e) if the Company’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby by such date; or

8.02 Effect of Termination. In the event of any valid termination of this Agreement by the Purchaser or the Seller as provided in Section 8.01, (a) this Agreement shall forthwith become void and of no further force or effect (except that this Section 8.02, Section 6.07, Section 7.10 and Article 11 shall survive the termination of this Agreement and shall be enforceable by the parties hereto), and (b) absent a breach of this Agreement prior to such termination, for which the breaching party shall not be relieved of any Liability therefor, there shall be no Liability or obligation on the part of the Purchaser or the Sellers to any other party hereto with respect to this Agreement; provided that, notwithstanding clause (b) of this Section 8.02, Liability may exist for breach of, or otherwise with respect to, the provisions of this Agreement specified in the parenthetical contained in clause (a) of this Section 8.02.

ARTICLE 9

INDEMNIFICATION

9.01 General. From and after the Closing, the parties shall indemnify each other as provided in this Article 9. All indemnification payments made pursuant to this Article 9 shall be treated as an adjustment to the Purchase Price unless otherwise required by Law.

9.02 Indemnification Obligations of the Sellers. Subject to the provisions in this Article 9, the Sellers shall, jointly and severally, indemnify, defend and hold harmless the Purchaser and its Affiliates, directors, managers, officers, members, shareholders, partners, employees, agents and representatives (the “Purchaser Indemnitees”) from and against any Losses sustained or incurred by any Purchaser Indemnitee based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of (i) any representation and warranty (other than a Fundamental Representation) or (ii) any Fundamental Representation, in each case made by a Seller in this Agreement or any Ancillary Document as of the date thereof and as though such representation and warranty was made on and as of Closing Date (except for representations and warranties that expressly relate to a specified date);

(b) any breach by a Seller of, or failure by a Seller to comply with, any of its covenants or obligations under this Agreement;

(c) any Excluded Assets or any Excluded Liabilities; and

(d) any Current Liabilities, Indebtedness of the Company or its Affiliates to the extent related to the Business or secured by the Purchased Assets, and Transaction Expenses, in each case not paid in full prior to Closing or not taken into account in calculating Net Working Capital, except to the extent that the foregoing are Assumed Liabilities.

9.03 Indemnification Obligations of the Purchaser. Subject to the provisions in this Article 9, the Purchaser shall indemnify, defend and hold harmless the Sellers and their respective Affiliates, directors, managers, officers, members, shareholders, partners, employees, agents and representatives (collectively, the “Seller Indemnitees”) from and against any Losses sustained or incurred by any Seller Indemnitee based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any representation and warranty made by the Purchaser or Purchaser Parent in this Agreement or any Ancillary Document as of the date thereof and as though such representation and warranty was made on and as of Closing Date (except for representations and warranties that expressly relate to a specified date);

(b) any breach by the Purchaser or Purchaser Parent of, or failure by the Purchaser or Purchaser Parent to comply with, any of its covenants or obligations under this Agreement; and

(c) any failure of the Purchaser to satisfy and perform the Assumed Liabilities.

9.04 Survival.

(a) The representations and warranties of the parties contained in this Agreement shall survive the Closing and continue in effect until the expiration of eighteen (18) months following the Closing Date, provided, however, that the representations and warranties of the parties contained in (i) Sections 3.01 (Organization and Power); 3.02 (Subsidiaries); 3.04(a), 3.04(b)(i) and 3.04(c) (Authorization; No Breach; Valid and Binding Agreement); 3.10(a) (Title to Assets and Properties); 3.12 (Tax Matters); 3.20 (Brokerage); 4.01 (Organization and Power); 4.02(a), 4.02(b)(i) and 4.02(c) (Authorization; No Breach; Valid and Binding Agreement); 4.05 (Brokerage); 5.01 (Organization and Power); 5.02(a), 5.02(b)(i) and 5.02(c) (Authorization; No Breach; Valid and Binding Agreement); and 5.05 (Brokerage) and 11.04(c), 11.04(d) and 11.04(e) (Purchaser Parent Representations) shall survive the Closing and survive and continue in effect until the expiration of all applicable statute of limitations with respect to the matters addressed therein (including any extension or tolling or waiver thereof) plus ninety (90) days thereafter and (ii) Section 3.14 (Intellectual Property) shall survive the Closing and continue in effect until the expiration of the three year anniversary of the Closing Date. The representations and warranties of the parties referenced in the preceding clause (i) are referred to herein, collectively, as the “Fundamental Representations”.

(b) The covenants and agreements made by the parties hereunder shall survive in accordance with their respective terms, and if no specific term is specified, the covenants and agreements to be performed prior to Closing shall expire at Closing and the covenants and the agreements to be performed after Closing shall survive in accordance with their respective terms, and if no specific term is specified, shall continue indefinitely until such covenants have been fully performed in accordance with their terms.

9.05 Limitations; Determinations of Losses.

(a) Notwithstanding anything else in this Agreement to the contrary, the Sellers shall not be liable to the Purchaser Indemnitees for indemnification under Section 9.02(a)(i) until the aggregate amount of Losses that the Purchaser Indemnitees would recover under Section 9.02(a)(i), but for this Section 9.05(a), exceeds One Hundred Seventy-Five Thousand Dollars ($175,000) (the “Deductible”) and then only for the excess over the Deductible, provided, that the Deductible will not apply to indemnified Losses under or resulting from any breach or inaccuracy in any Fundamental Representations or (ii) fraud by any Seller.

(b) The aggregate indemnification obligations of the Sellers (x) under Section 9.02(a)(i) shall be limited to an amount equal to $5,400,000, and (y) for Losses arising from all matters for which indemnification is available under Section 9.02 (other than Section 9.02(a)(i), which is subject to the preceding clause (x)), shall be limited to an amount equal to the Purchase Price, provided, that the limitations contained in this Section 9.05(b) shall not apply in the event of fraud by Seller.

(c) The amount of any Loss for which indemnification is provided pursuant to this Article 9 shall be determined by taking into account (i) any amounts actually recovered by a party entitled to indemnification hereunder under its insurance policies, provided, that such amount shall be reduced by any reasonable costs and expenses incurred in obtaining such recovery and by the amount of any increase in insurance premiums resulting from making the claim giving rise to such recovery (but only to the extent the insurance carrier has specifically communicated in writing that the increase in the premium (or portion thereof) is reasonably connected to the relevant claim made), provided, further, that notwithstanding anything else herein to the contrary, a party seeking indemnification hereunder shall make reasonable efforts to recover from an insurer but shall not be required to commence litigation or other proceedings against any insurer, and (ii) any amounts recovered by the Indemnified Party from a third party.

(d) Any Losses for which any party is entitled to indemnification under this Article 9 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement.

(e) For purposes of determining the amount of Losses arising from any breach of any representation or warranty for purposes of indemnification under this Article 9 (but not for purposes of determining whether a breach occurred), all representations and warranties shall be treated as if the words “materially,” “in all material respects,” “Material Adverse Effect” or similar words were omitted from such representations and warranties

(f) Each Person entitled to indemnification hereunder shall use commercially reasonable efforts to mitigate all Losses after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith.

9.06 Notice and Determination of Claims. If any Indemnified Party believes that it has sustained or incurred any Losses for which it may be entitled to indemnification, such Indemnified Party shall so notify the Indemnifying Party promptly, and in any case (other than with respect to a Third Party Claim) within 30 days of the Indemnified Party becoming aware that such Losses have been sustained or incurred, in writing (the “Claim Notice”) specifying the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted and the amount of Losses being claimed. After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which a person shall be entitled under this Article 9 shall be determined: (a) by the written agreement between the parties; (b) by a final judgment or decree of any court of competent jurisdiction; or (c) by any other means to which the parties shall agree in writing. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Article 9 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was damaged or prejudiced as a result of such failure to give timely notice vis-à-vis its rights and obligations hereunder.

9.07 Third Party Claims.

(a) Promptly following the receipt of notice of an action, claim, examination, investigation, enforcement referral or audit by a third party (including, for the avoidance of doubt, by a Governmental Authority) with respect to any matters involving a monetary or other obligation, in each case, which may, if true, constitute or result in Losses for which an Indemnifying Party is obligated to indemnify, defend, protect and hold harmless the Indemnified Party pursuant to this Article 9 (a “Third Party Claim”), the Indemnified Party receiving the notice of the Third Party Claim shall notify the Indemnifying Party of its existence setting forth with reasonable specificity the facts and circumstances of which such Indemnified Party has received notice, the amount of Losses being claimed, to the extent known, and specifying the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted. A failure by an Indemnified Party to give timely, complete or accurate notice of a Third Party Claim will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was damaged or prejudiced as a result of such failure to give timely notice vis-à-vis its rights and obligations hereunder.

(b) The Indemnifying Party shall have the right to conduct and control at its own expense, through counsel of its choosing, the defense of any Third Party Claim as to which indemnification is sought by any Indemnified Party from any Indemnifying Party hereunder, provided, however, that the Indemnifying Party shall not have the right to defend or direct the defense of such Third Party Claim if: (w) such claim, suit or demand is criminal in nature, would reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable or non-monetary relief against the Indemnified Party, (x) the potential liability to the Indemnified Party with respect to such Third Party Claims materially exceeds the amount that the Indemnified Party may recover against the Indemnified Party pursuant to this Article 9 or (y) such claim relates to a Tax Return of the Indemnified Party.

(c) The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible after receipt of the notice of Third Party Claim given by the Indemnified Party to the Indemnifying Party under Section 9.06 of its election to assume the defense of such Third Party Claim. In the event the Indemnifying Party assumes the defense of the Third Party Claim pursuant to Section 9.07(b) hereof, the Indemnified Party shall have the right, but not the obligation to participate, through separate counsel chosen by it and at its own expense (unless, in the reasonable opinion of the Indemnified Party’s counsel, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party (such claims described in (A) and (B), a “Conflict Third Party Claim”), in which case the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party reasonably determines counsel is required, but only to the extent the matters underlying such Conflict Third Party Claims are finally determined to be an indemnifiable claim hereunder), in the defense of any such Third Party Claim as to which the Indemnifying Party has so elected to conduct and control the defense thereof.

(d) With respect to any Third Party Claim as to which the Indemnifying Party has so elected to conduct and control the defense thereof, the Indemnifying Party shall give the Indemnified Party written notice of the Indemnifying Party’s intention to settle any Third Party Claim at least ten days prior to the settlement of any such Third Party Claim. The Indemnifying Party shall not settle or compromise such Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, unless (i) the Indemnified Party is given a full and complete release of any and all Liability by all relevant parties to such claim or demand in respect of such Third Party Claim; (ii) there is no finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates; (iii) the damages payable under the settlement are limited to monetary payments for which the Indemnified Party is fully indemnified by the Indemnifying Party and (iv) the settlement does not require any non-monetary relief. Notwithstanding anything in this Section 9.07 to the contrary, the Indemnified Party shall have the right to pay, settle or compromise any Third Party Claim at any time without the Indemnifying Party’s consent, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder.

(e) Notwithstanding anything in Section 9.07(b) to the contrary, the Indemnifying Party shall lose its right to contest, defend and litigate the Third Party Claim if it shall fail to accept a tender of the defense of the Third Party Claim in the manner set forth herein or if it shall fail to diligently manage the Third Party Claim in the reasonable judgment of the Indemnified Party based upon the advice of outside counsel. In any such event described in this Section 9.07(e), the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such Third Party Claim.

9.08 Exclusive Remedy. From and after the Closing, the remedies provided in this Article 9 shall be the sole and exclusive remedies of the parties in connection with any breach of representations or warranties or non-performance of any covenant or agreement contained in this Agreement or any Ancillary Document other than with respect to claims arising from fraud; provided, however, that nothing contained herein shall prevent any party from seeking specific performance or injunctive relief to which it is entitled pursuant to Section 11.17 with respect to any breach or threatened breach of this Agreement.

9.09 Adjustments to Purchase Price. Any payments made to any party pursuant to Section 1.06(d) and Article 9 shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Purchaser, Company and Parent on their Tax Returns to the extent permitted by law.

ARTICLE 10

DEFINITIONS

10.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings specified or referred to as set forth below:

“Accountant” is defined in Section 1.07.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Affiliate Plan” means any plan, program, agreement, arrangement or policy, in each case, for the benefit of any Employee, consultant or director of the Company or any of their respective beneficiaries or dependents, that is maintained, sponsored or contributed to by any of the Company’s Affiliates, or under which any of the Company’s Affiliates has any obligation or Liability, whether actual or contingent, direct or indirect, and that would be an Employee Plan if it were maintained, sponsored or contributed to by the Company, or if the Company were to have any obligation or Liability, whether actual or contingent, direct or indirect, with respect thereto.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Law relating to income Tax) of which the Company is or has been a member.

“Agreement” is defined in the introductory paragraph of this Agreement.

“Allocation Response Period” is defined in Section 7.05(c).

“Allocation Schedule” is defined in Section 7.05(b).

“Ancillary Document” means, collectively, the Transition Services Agreement, the Sublease Agreement, Assignment and Assumption Agreement, Assignment of Intellectual Property and each certificate or instrument required by this Agreement to be delivered by a party on the Closing Date.

“Assigned Contracts” is defined in Section 1.01(b).

“Assigned IT Assets” means information technology assets, systems, and networks.

“Assignment and Assumption Agreement” is defined in Section 2.01(f)(iv).

“Assignment of Intellectual Property” is defined in Section 2.01(f)(v).

“Assumed Liabilities” is defined in Section 1.03.

“Base Amount” is defined in Section 1.05(a).

“Business” means the business of (i) search marketing, search syndication, advertising services; (ii) digital reference brands under the “HowStuffWorks” name and “Stuff” titles that develop high-quality content distributed through a variety of online channels (both proprietary and third party) and mobile applications; and (iii) a platform to identify trending topics, rapidly create responsive content and optimize monetization and yield for that content across a variety of distribution channels, in each case as currently conducted by the Company.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Business IP” means all embodiments of Intellectual Property Rights that are used, held for use, or exercised by Company in the conduct of the Business as currently conducted, including, without limitation, information, software, works of authorship, and proprietary methodologies, and including, without limitation, Owned Company IP and Intellectual Property Rights licensed to the Company under Inbound Licenses or under other license arrangements.

“Cash” means, with respect to the Company, as of the close of business on the day immediately preceding the Closing Date, all cash, cash equivalents and marketable securities held by the Company at such time, determined on a consolidated basis in accordance with GAAP. For avoidance of doubt, Cash shall be calculated net of issued but uncleared checks and drafts, and include checks and drafts deposited for the account of the Company but not yet reflected as available proceeds in the Company’s account.

“Claim Notice” is defined in Section 9.06.

“Closing” is defined in Section 2.03.

“Closing Date” is defined in Section 2.03.

“Closing Payment” is defined in Section 1.05(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“commercially reasonable efforts” means the efforts that a commercially reasonable Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably practicable; provided, that such Person is not required to (i) expend funds or assume liabilities beyond those that are reasonable in nature and amount in the context of the transaction, (ii) take any action that would result in a material adverse change in the benefits to such Person under this Agreement or the transactions contemplated hereby, or (iii) make any material change to its business, (iv) commence any litigation or administrative proceeding or (v) incur any material Liabilities.

“Company” is defined in the introductory paragraph of this Agreement.

“Company Databases” has the meaning stated in Section 3.14(q).

“Company Employees” is defined in Section 7.01(a).

“Company Privacy Policy” shall mean each external or internal, past or present privacy policy of the Company with respect to the Business, including any policy relating to: (a) the privacy of users of any Company Web Site; (b) the collection, use, storage, disclosure, and transfer of any User Data or Personal Data; and (c) any employee information.

“Company Products” is defined in Section 3.14(n).

“Company Registered Intellectual Property Rights” is defined in Section 3.14(a).

“Company Web Site” means any public or private website owned, maintained or operated at any time by or on behalf of the Company with respect to the Business.

“Confidential Information” is defined in Section 7.03.

“Confidentiality Agreement” is defined in Section 6.07.

“Contracts” means all legally binding written contracts, leases, mortgages, licenses, instruments, commitments, undertakings and other agreements.

“Current Assets” means those of the Purchased Assets that are treated as current assets under GAAP, including accounts receivable and prepaid expenses of the Company, which shall be calculated in accordance with and using the same line items and adjustments as set forth on Exhibit A, but excluding (i) Cash, (ii) the portion of any prepaid expense of which the Purchaser will not receive the benefit following the Closing, (iii) Tax assets, (iv) receivables from any of the Company’s Affiliates, directors, employees, officers or their respective Affiliates, and (v) any Specified Accounts Receivable (notwithstanding the accounting treatment of any such accounts receivable required under GAAP), which shall not be reflected as Current Assets on the Closing Statement.

“Current Liabilities” means the combined Liabilities of the Business that are treated as current liabilities under GAAP, including accounts payable and accrued expenses (including paid time off (PTO) benefits accrued with respect to Transferred Employees to the extent expressly assumed by Purchaser in accordance with Section 7.01(d) of this Agreement and the cash amount accrued in respect of Transferred Employee annual cash bonuses), but excluding (i) the current portion of any long-term Indebtedness, (ii) Transaction Expenses, calculated in accordance with and using the same line items and adjustments as set forth on Exhibit A, (iii) Tax liabilities, (iv) the Specified Accounts Payable and (v) Excluded Employee Liabilities.

“Current Sublease” means the sublease between the Company and Parent dated July 13, 2012, as amended November 5, 2013, with respect to the leased real property located on the 9th floor of the building commonly known as Plaza Center located at 10900 NE 8th Street, Bellevue, Washington 98004.

“Deductible” is defined in Section 9.05(a).

“Designated Contacts” is defined in Section 6.02.

“Disclosure Schedules” is defined in the introductory paragraph to Article 3.

“Employee” means each current or former officer or employee of the Company.

“Employee Contracts” is defined in Section 1.02(l).

“Employee Plans” means all pension, retirement, profit sharing, cash, equity or equity-linked incentive, termination or severance pay, change in control, tax gross-up, paid time off, health or welfare or other benefit plans, programs, agreements, arrangements or policies, including, but not limited to, all “employee benefit plans” (as defined in Section 3(3) of ERISA), in each case, for the benefit of any Employee or any of their respective beneficiaries or dependents, which are maintained, sponsored or contributed to by the Company or, or under which the Company has any obligation or Liability, whether actual or contingent, direct or indirect, in any case, for the benefit of any Employee of the Company or any of their respective beneficiaries or dependents.

“Encumbrances” means any lien (statutory or other), claim, mortgages, pledges, equitable interest, easement, encroachment, right of way, security interests, right of first refusal, option to purchase, restriction on use, charges, encumbrances and similar restrictions of any kind.

“End Date” is defined in Section 8.01(d).

“Environmental Laws” means all applicable Laws or orders of a Governmental Authority concerning pollution or remediation thereof, the protection of the environment ambient air, soil, surface water or groundwater, or subsurface strata, or health or human safety as enacted prior to and in effect as of the Closing Date, including all such Laws relating to the generation, presence, distribution, treatment, storage, disposal, transport, handling, emission, discharge, release or threatened release of any Hazardous Substance. The term “Environmental Law”

includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977; the Toxic Substances Control Act of 1976, as amended; the Emergency Planning and Community Right-to-Know Act of 1986; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990; and the Occupational Safety and Health Act of 1970, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” is defined in Section 3.16(c).

“Estimated Net Working Capital” is defined in Section 1.06(a).

“Excluded Assets” is defined in Section 1.02.

“Excluded Employee Liabilities” means all Liabilities, of the Company and/or its Affiliates relating to any Employee, director or consultant, or any dependent or beneficiary thereof, including (i) any Liability arising at any time under or in connection with any Employee Plan or any Affiliate Plan, (ii) any Liability that is or may be imposed on the Company or any Affiliate of the Company due to such entity’s status as an ERISA Affiliate of any other entity, (iii) any Liability arising in connection with the actual or prospective employment or engagement, the retention and/or discharge by the Company or any of its Affiliates of any current or former Employee, director or consultant, (iv) any Liability for wages, remuneration, compensation (including any equity grants, bonuses or commissions due any Employee arising in connection with the transaction contemplated by this Agreement), benefits, severance or other accrued obligations) (A) associated with any Employee who does not become a Transferred Employee, director or consultant (or any dependent or beneficiary thereof), and (B) with respect to any Transferred Employee, arising on or prior to the Closing Date, and (v) any claim of an unfair labor practice, or any claim under any state unemployment compensation or workers’ compensation law or regulation or under any federal or state employment law or other Law or regulations relating to employment, discrimination, classification or other matters relating to any Employee, director or consultant, in any case, with respect to (A) any Employee, director or consultant who does not become a Transferred Employee (or any dependent or beneficiary thereof), and (B) any Transferred Employee, arising on or prior to the Closing Date; provided, that, notwithstanding the foregoing, (i) paid time off (PTO) benefits accrued with respect to the Transferred Employees, to the extent expressly assumed by Purchaser in accordance with Section 7.01(d) of this Agreement, and (ii) the cash amount accrued in accordance with GAAP and treated as a Current Liability for purposes of calculating Net Working Capital hereunder in respect of Transferred Employee annual cash bonuses, in each case, shall not constitute Excluded Employee Liabilities hereunder.

“Excluded Liabilities” is defined in Section 1.04.

“Final Net Working Capital” is defined in Section 1.06(d).

“Final NWC Excess Amount” is defined in Section 1.06(d).

“Final NWC Shortfall Amount” is defined in Section 1.06(d).

“Financial Statements” is defined in Section 3.06.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied throughout the periods presented.

“Governmental Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitral tribunal or any other public or quasi-governmental authority, whether foreign, federal, state or local, including all divisions and instrumentalities thereof.

“Hazardous Substance(s)” means any material, chemical, substance, waste, compound, mixture, solid, liquid, mineral or gas that is regulated by Environmental Laws because of its hazardous, dangerous or deleterious properties or characteristics, including without limitation petroleum, asbestos, radon or lead-containing materials.

“Inbound Licenses” is defined in Section 3.14(b).

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services; (c) long or short-term debt obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) obligations under leases required to be capitalized under GAAP; (f) reimbursement obligations under any issued and outstanding letter of credit, banker’s acceptance or similar credit transactions, but excluding ordinary course bonds and letters of credit; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (g); and (i) any unpaid interest, prepayment penalties, premiums, costs and fees that arise or become due as a result of the prepayment, as of the Closing, of any of the obligations referred to in the foregoing clauses (a) through (g), provided, however, that Transaction Expenses and Current Liabilities taken into account in computing Net Working Capital shall not constitute “Indebtedness”.

“Indemnified Party” means, with respect to a particular matter, a Person who is entitled to indemnification from another party hereto pursuant to Article 9.

“Indemnifying Party” means, with respect to a particular matter, a Person who is required to provide indemnification pursuant to Article 9.

“Intellectual Property Rights” means all of the following intellectual property or other proprietary rights, whether existing under statute or at common law or equity, in any jurisdiction throughout the world: (i) patents (including any continuations and continuations in part, divisionals, reissues and renewals), patent applications, inventions and invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions and extensions thereof; (ii) trademarks, service marks, trade dress, trade names, brand names, corporate names, logos or similar identifiers, slogans, and registrations and applications to register trademarks or service marks and all goodwill associated therewith; (iii) copyrights and copyright registrations, copyrightable works, mask works, and all other rights corresponding thereto (including moral rights); (iv) Internet domain names and registrations thereof; and (v) trade secrets, know-how, and inventions.

“IP License” is defined in Section 3.14(b).

“Latest Balance Sheet” means the balance sheet in the Financial Statements for the year ending March 31, 2016.

“Latest Balance Sheet Date” means March 31, 2016.

“Law” means any law, rule, regulation, statute, code, treaty, judgment, injunction, order, decree or any other legally binding action or requirement of a Governmental Authority.

“Leased Real Property” is defined in Section 3.10(b).

“Liabilities” means liabilities, obligations or similar commitments, whether accrued unaccrued, or fixed, known or unknown, absolute or contingent, asserted or unasserted, determined or undetermined, matured or unmatured, or otherwise.

“Look-Back Date” is defined in Section 3.13(a)(xiv).

“Look-Back Period” is defined in Section 3.13(a)(xiv).

“Loss” means any loss, Liability, Tax, claim, damage, interest, penalty, fine, judgment, award, settlement, cost, fees (including reasonable attorneys’ fees), expense and disbursements, provided, that “Loss” shall exclude for all purposes consequential and punitive damages except to the extent actually awarded to a Governmental Authority or other third party.

“Malicious Code” is defined in Section 3.14(j).

“Material Adverse Effect” means any change, effect, result, event, occurrence, state of facts or development, individually or in the aggregate, that is materially adverse to the financial condition, assets, Liabilities, properties, results of operations of, as applicable, the Business; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any change, effect, event, occurrence, state of facts or development attributable to (i) the negotiation, execution, announcement or pendency of the transactions contemplated by this Agreement; including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, customers, suppliers, partners or employees, on revenue, profitability and cash flows; (ii) conditions affecting the industry in which the Business operates, the U.S. or world economy as a whole or the U.S. or global capital or financial markets in general or the markets in which the Company operates; (iii) compliance with the terms of, or the taking of any action required by, this Agreement; (iv) the taking of any action, or failing to take any action, at the express request of the Purchaser after the date hereof, or the taking of any action by the Purchaser; (v) any change in applicable Laws or the interpretation thereof; (vi) any change in GAAP or other accounting requirements or principles; (vii) any failure (as distinguished from any change, effect, occurrence, state of facts or development giving rise to or contributing to such failure) by the Company to meet financial forecasts, budgets, projections or estimates; or (viii) national or international political or social conditions, including the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism; except in each of the foregoing clauses (ii), (v), (vi) or (viii), excluding any such change, effect, event, occurrence, state of facts or development that has a disproportionate effect on the Business in comparison to other participants in the industries in which the Company operates.

“Material Contracts” is defined in Section 3.13(b).

“Material Customers” is defined in Section 3.21(a).

“Material Vendors” is defined in Section 3.21(b).

“Net Working Capital” means Current Assets minus Current Liabilities.

“NWC Response Period” is defined in Section 1.06(a).

“NWC Objections Notice” is defined in Section 1.06(a).

“Objections Notice” is defined in Section 7.05(c).

“Open Source Code” means any software code, specifications, and standards that are distributed or received in source code form, including, without limitation, software licensed under an open source licensing model which requires as a condition of the license that the licensee (a) provide sublicensees with access to the source code thereof and the source code of any derivative works thereof, and/or (b) provide for further royalty-free distribution of the third-party software component and any derivative works thereof by sublicensees, and/or (c) grant licensor or any third party a license to use any patents owned by the licensee that may be infringed by the licensor’s code and any derivative works thereof. Open Source Code include, by way of example, software code that is licensed under the GNU General Public License, GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Developers Open Source Public License.

“Ordinary Course of Business” means the ordinary, usual and normal practices of the Company in conducting the Business consistent with past custom.

“Outbound Licenses” is defined in Section 3.14(b).

“Owned Company IP” means Intellectual Property Rights in which Company holds or purports to hold title, including Company Registered Intellectual Property Rights and Unregistered Material Company IP, and other Intellectual Property Rights (including, e.g., trade secrets) in which Company holds or purports to hold proprietary rights.

“Owned Company Software” has the meaning stated in Section 3.14(j).

“Parent” is defined in the introductory paragraph to this Agreement.

“Permit” means all licenses, permits, certificates, registrations, bonds, certificates of occupancy, accreditations and other authorizations and approvals that are issued by or obtained from any Governmental Authority.

“Permitted Liens” means (i) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which are being contested in good faith; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts which are not yet due and payable and for which adequate reserves have been established on the financial statements of the applicable Seller; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Leased Real Property which do not, individually or in the aggregate, prohibit or interfere, in any material respect, with the operation of the Business or the Purchased Assets so encumbered; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not, individually or in the aggregate, impair in any material respect the occupancy or use of the Leased Real Property for the purposes for which it is currently used in connection with the Business; (v) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; and (vi) non-exclusive licenses for Intellectual Property Rights granted in the Ordinary Course of Business.

“Person” means an individual, a sole proprietorship, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or any Governmental Authority.

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

“Post-Closing Report” is defined in Section 1.06(a).

“Pre-Closing Period” is defined in Section 6.01(a).

“Pre-Closing Tax Period” means any taxable periods ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Proposed Net Working Capital” is defined in Section 1.06(a).

“Purchase Price” is defined in Section 1.05.

“Purchased Assets” is defined in Section 1.01.

“Purchaser” is defined in the introductory paragraph to this Agreement.

“Parent” is defined in the introductory paragraph to this Agreement.

“Purchaser Benefit Plan” is defined in Section 7.01(b).

“Purchaser Indemnitees” is defined in Section 9.02.

“Purchaser’s Representatives” is defined in Section 6.02.

“Real Property Leases” is defined in Section 3.10(b).

“Restricted Business” means a business engaged in providing products or services which are competitive with any products or services provided in connection with the Business and/or by the Company as of the date of this Agreement or the Closing Date; provided, however, that in no event shall a business that develops content distributed through online channels and mobile applications for or on behalf of and related to the business of: (i) the Parent, (ii) TaxAct, Inc., HD Vest and Monoprice, Inc. and (iii) any future Affiliates of the Parent that is not primarily engaged in the development of content covering a broad range of content topics distributed through online channels and mobile applications and primarily monetized through online advertising constitute a Restricted Business. “Restricted Person” is defined in Section 7.11(a).

“Sellers” is defined in the introductory paragraph of this Agreement.

“Specified Accounts Payable” means, as of the Collection Date, the portion (if any) of accounts payable to customers which Purchaser has reduced, pursuant to a contractual right to do so, as a result of the non-recovery by the Purchaser of Specified Accounts Receivable by the Collection Date.

“Specified Accounts Receivable” means any accounts receivable from Google, Inc., Yahoo! Inc. and Microsoft Online, Inc. or any of their respective Affiliates which have not been collected within seventy-five (75) calendar days following the Closing Date (the “Collection Date”), provided that, if only a portion of any such receivable is collected within the Collection Period, only the portion of such receivable which is not collected is a Specific Accounts Receivable (and shall be excluded from Current Assets on the Closing Statement).

“Straddle Period” is defined in Section 7.06.

“Sublease Agreement” is defined in Section 2.01(f)(x).

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other

Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity (other than a corporation) of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity (other than a corporation) if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing director, managing member or general partner of such partnership, limited liability company, association or other business entity.

“Tangible Personal Property” is defined in Section 1.01(a).

“Target Net Working Capital” means $0.00.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, value added, excise, business & occupation, margin, severance, stamp, customs, duties, real property, personal property, capital stock, social security, unemployment, payroll, employee or other withholding, or other tax, including any interest, penalties or additions to tax, and further including any obligation to indemnify, or otherwise assume or succeed to, the Tax liability of any other Person.

“Tax Price” is defined in Section 7.05(b).

“Tax Returns” means any return, report, claim for refund, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Authority or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Termination Date” is defined in Section 8.01.

“Third Party Claim” is defined in Section 9.07(a).

“Transaction Expenses” means all (i) fees and expenses of the Company and its Affiliates incurred in connection with the negotiation and execution of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (ii) severance, transaction bonuses or similar payments that are due to any employee, officer, consultant or director in connection with the consummation of the transactions contemplated hereby (including any such payments conditioned upon the occurrence of an additional event) pursuant to any Contract entered into by the Company or its Affiliates prior to the Closing, including all Taxes imposed on the Company or its Affiliates or the Purchaser in connection with such payments, but specifically excluding any severance payment in connection with the termination of any Transferred Employee that is initiated by Purchaser after the Closing.

“Transfer Taxes” is defined in Section 7.04(c).

“Transition Services Agreement” is defined in Section 2.01(f)(ix).

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“Unregistered Material Company IP” has the meaning stated in Section 3.14(a).

“User Data” means any Personal Data or other data or information collected by or on behalf of the Company regarding visitors to any Company Web Site.

“WARN Act” is defined in Section 3.17(c).

10.02 Other Definitional Provisions.

(a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) Successor Laws. Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

(c) Knowledge Defined. For purposes of this Agreement, “the Knowledge of the Sellers” as used herein shall mean the actual knowledge of Peter Mansour, Kerstin Gibson and Jonathan Gregg after making reasonable inquiry.

ARTICLE 11

MISCELLANEOUS

11.01 Expenses. Except as otherwise expressly provided herein, the Company and its Affiliates, on the one hand, and the Purchaser and its Affiliates, on the other hand, shall pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement.

11.02 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via email (provided that if such email is delivered after 5:00 p.m. Pacific time or on a day other than a Business Day, then on the next following Business Day), (c) the Business Day following the day on which the same has been delivered to a reputable national overnight delivery service (charges prepaid) or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by the recipient party to the sending party:

Notices to the Purchaser & Purchaser Parent:

OpenMail LLC

1501 Main Street Venice Beach,

CA 90291Attention: Michael Blend

Email: michael@openmail.com

with a copy (which shall not constitute notice) to:

Latham & Watkins

355 South Grand Avenue

Los Angeles

CA 90071-1560

Attention: Alex Voxman

Email: alex.voxman@lw.com

Notices to the Company or Parent:

Infospace LLC

c/o Blucora, Inc.

10900 NE 8th Street, Suite 800

Bellevue, WA 98004

Attention: Chief Legal & Administrative Officer

Email: Mark.Finkelstein@blucora.com

with a copy (which shall not constitute notice) to:

Perkins Coie LLP

1201 Third Avenue, Suite 4900

Seattle, WA 98101

Attention: Andrew Bor

Email: abor@perkinscoie.com

11.03 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by either the Purchaser without the prior written consent of the Company, or by the Company or the Parent without the prior written consent of the Purchaser; provided that, after the Closing, any one of the Company, the Parent or the Purchaser may assign this Agreement to any Affiliate or to any successor by operation of law, so long as such Affiliate or successor agrees to satisfy the Company’s, the Parent’s or the Purchaser’s obligations, as applicable; provided further that, the Purchaser may assign this Agreement or any or all of its rights, interests or obligations hereunder to its or its Affiliates’ respective lenders or providers of finance for collateral security purposes.

11.04 Purchaser Parent Responsibilities.

(a) Purchaser Parent (i) shall cause the Purchaser to fulfill and comply with all of its obligations under this Agreement and (ii) absolutely, unconditionally and irrevocably guarantees, as a principal and primary obligor and not as a surety, to the Sellers the due and timely performance by the Purchaser of its covenants, agreements, obligations, commitments and undertakings given or undertaken or expressed to be given or undertaken under this Agreement. The guarantee in this Section 11.04 is a guarantee of payment and performance, and not merely of collection, and the Purchaser Parent acknowledges and agrees that no release or extinguishments of the Purchaser’s obligations or Liabilities (other than in accordance with this Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee.

(b) The Purchaser Parent hereby waives, upon a default of the obligations of the Purchaser hereunder, the right to require the Sellers, as a condition of payment or performance by the Purchaser Parent, to proceed against the Purchaser or pursue any other remedies whatsoever.

(c) The Purchaser Parent is a limited liability company organized under the laws of Delaware. The Purchaser Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. The Purchaser Parent has all requisite power and authority (personal, corporate or other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

(d) The Purchaser Parent has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Purchaser Parent of this Agreement and the performance by it of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Purchaser Parent. This Agreement has been duly and validly executed and delivered by the Purchaser Parent and constitutes a valid and binding obligation of the Purchaser Parent, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(e) Neither the execution and delivery by the Purchaser Parent of this Agreement nor the performance by it of its obligations hereunder, nor the consummation by the Purchaser Parent of the transactions contemplated hereby, will (i) conflict with or violate any provision of the articles of association or memorandum of association or other charter and governing documents of the Purchaser Parent (ii) require on the part of the Purchaser Parent any filing with, or permit, authorization, consent or approval of, any Governmental Authority or (iii) violate any statute, rule or regulation or any material order, writ, injunction or decree applicable to the Purchaser Parent or any of its properties or assets.

(f) The parties acknowledge and agree that, upon the default by the Purchaser of its obligations hereunder, that a separate action may be brought against the Purchaser Parent, whether or not such action is brought against the Purchaser or whether the Purchaser is joined in such action. The Purchaser Parent hereby agrees that its Liability hereunder shall not be contingent upon the exercise or enforcement by the Sellers of whatever remedies they may have against the Purchaser or any of their Affiliates.

11.05 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.06 References. The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits and Disclosure Schedules hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit or Disclosure Schedule hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit” or “Disclosure Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is disjunctive but not exclusive, and the word “including” (in its various forms) means “including without limitation.” The words “including, without limitation,” and words of similar import shall not be interpreted as limiting the category or class of items immediately preceding such words. With respect to the determination of any period of time, “from” means “from and including.”

11.07 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Disclosure Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business for purposes of this Agreement. Matters reflected in the

Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules, and such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be construed as or deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract, the existence of any liability or other obligation of any kind).

11.08 Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be amended only in a writing signed by the Purchaser, the Company and the Parent. No waiver of any provision hereunder, or any breach, default or misrepresentation hereunder, shall be valid unless the same shall be in writing and signed by the party making such waiver, and no such waiver shall extend to or affect in any way any other provision or prior or subsequent breach, default or misrepresentation.

11.09 Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement but only during the Pre-Closing Period) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof or thereof in any way.

11.10 Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided that: (i) the Persons benefiting from Section 7.03 shall be express third-party beneficiaries of Section 7.03; and (ii) all Indemnified Persons shall be express third-party beneficiaries of Section 9.

11.11 Waiver of Trial by Jury. THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE AND REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.12 Purchaser Deliveries. The Purchaser agrees and acknowledges that all documents or other items provided, delivered or made available to the Purchaser’s Representatives, and all documents or other items provided, made available to the Purchaser and its representatives in the Company’s electronic data room located at http://services.intralinks.com at least five (5) Business Days prior to the date hereof, shall be deemed to be provided, delivered or made available, as the case may be, to the for all purposes hereunder.

11.13 Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

11.14 Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

11.15 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Exhibits and Disclosure Schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

11.16 Consent to Jurisdiction. SUBJECT TO THE PROVISIONS OF SECTIONS 1.07 and 7.04 (WHICH SHALL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL PROPERLY AND EXCLUSIVELY LIE IN THE STATE AND FEDERAL COURTS OF THE STATE OF Delaware, AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF Delaware. EACH PARTY ALSO AGREES NOT TO BRING ANY SUIT, ACTION OR PROCEEDING, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT (OTHER THAN UPON THE APPEAL OF ANY JUDGMENT, DECISION OR ACTION OF ANY SUCH COURT LOCATED IN Delaware OR, AS APPLICABLE, ANY FEDERAL APPELLATE COURT THAT INCLUDES THE STATE OF Delaware WITHIN ITS JURISDICTION). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT

OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING. EACH OF THE PARTIES FURTHER IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02 OF THIS AGREEMENT. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

11.17 Specific Performance. Each of the parties hereto acknowledges and agrees that one or more of the other parties hereto would be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

*    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement on the day and year first written above.

Company:	INFOSPACE LLC

	By:	/s/ John S. Clendening
Name: John S. Clendening
Its: Chief Executive Officer

Parent:	BLUCORA, INC.

	By:	/s/ John S. Clendening
Name: John S. Clendening
Its: President and Chief Executive Officer

Purchaser:	INFOSPACE HOLDINGS LLC

	By:	/s/ Michael Blend
Name: Michael Blend
Its: Co-founder & COO

Purchaser Parent:	OPENMAIL LLC

	By:	/s/ Michael Blend
Name: Michael Blend
Its: Co-founder & COO

EXHIBIT A

EXAMPLE CALCULATION OF NET WORKING CAPITAL

See Attached

EXHIBIT B

FORM OF TRANSITION SERVICES AGREEMENT

See Attached